As filed with the Securities and Exchange Commission on May 27, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cellular Biomedicine Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-1032927
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

19925 Stevens Creek Blvd., Suite 100
Cupertino, Ca 95014
 (Address of Principal Executive Offices) (Zip Code)

2014 Stock Incentive Plan
(Full Title of the Plan)

Bizuo (Tony) Liu
Chief Executive Officer
Cellular Biomedicine Group, Inc.
19925 Stevens Creek Blvd., Suite 100
Cupertino, CA 95014
 (Name and Address of Agent for Service)
(408) 973-7884
(Telephone Number, including area code, of agent for service)

Copies to:
Barry I. Grossman, Esq.
Sarah Williams, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of Americas, 11th Floor
New York, New York 10105
(212) 370-1300
Fax: (212) 370-7889

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	1,200,000	$15.04	$18,048,000	$1,817.43

(1)
This Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's common stock.

(2)
Calculated solely for the purposes of this offering under Rule 457(c), the average of the high and low prices reported in the consolidated reporting system within 5 business days prior to the date of filing the registration statement.

Explanatory Note

This registration statement on Form S-8 of Cellular Biomedicine Group, Inc. (this “Registration Statement”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register up to 1,200,000 shares of our common stock, par value $0.001 per share (the “Common Stock”), to be issued under our 2014 Stock Incentive Plan to our employees, consultants and “affiliates” as such term is defined in Rule 405 under the Securities Act, which shares constitute “control securities” as such term is defined in General Instruction C to Form S-8.

This Registration Statement contains two parts.  The first part of this Registration Statement contains Section 10(a) prospectuses as well as a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with the General Instruction C to Form S-8) which covers reoffers and resales of “control securities” (as such term is defined in General Instruction C to Form S-8) of the Company.  The reoffer prospectus relates to the resale of up to 1,200,000 shares of Common Stock that have been or may be issued under Cellular Biomedicine Group, Inc. 2014 Stock Incentive Plan (the “2014 Incentive Plan”) to various selling stockholders.

The reoffer prospectus filed as part of this Registration Statement on Form S-8 has been prepared in accordance with the requirements of Part I of Form S-8 and in accordance with General Instruction C of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*
__________
*
Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act.  The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

Reoffer Prospectus

Cellular Biomedicine Group, Inc.

1,200,000 Shares

Common Stock

This prospectus is being used in connection with the offering from time to time by certain selling stockholders of our company or their successors in interest of shares of the Common Stock issued or to be issued, or which may be acquired upon the exercise of stock options issued or to be issued, pursuant to our 2014 Stock Incentive Plan, which we refer to herein as the Plan.

The Common Stock may be sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

Our Common Stock is listed on the Nasdaq Global Market, under the symbol “CBMG.” On May 20, 2016, the closing sales price for our Common Stock on the Nasdaq Global Market was $15.52 per share.

Our principal executive offices are located in the 19925 Stevens Creek Blvd., Suite 100, Cupertino, California 95104. Our telephone number is: (408) 973-7884.

Investing in our Common Stock involves a high degree of risk. See the section entitled "Risk Factors" beginning on page 9 and in the documents incorporated by reference herein before you decide to buy our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 27, 2016.

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

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CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus and any supplement hereto carefully, including the risk factors section as well as the financial statements and the notes to the financial statements incorporated herein by reference.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Cellular Biomedicine Group, Inc.,” “CBMG,” the “Company,” “we,” “us,” and “our” refer and relate to Cellular Biomedicine Group, Inc. and its consolidated subsidiaries.

Our Company

Cellular Biomedicine Group, Inc. is a biomedicine company, principally engaged in the development of new treatments for cancerous and degenerative diseases utilizing proprietary cell-based technologies.  Our technology includes two major cell platforms: (i) Immune Cell therapy for treatment of a broad range of cancers using T Central Memory Cell ("Tcm"), T Cells Receptor ("TCR") clonality analysis, Chimeric Antigen Receptor T cell (“CAR-T”) and anti-PD-1 technologies, and (ii) human adipose-derived mesenchymal progenitor cells (“haMPC”) for treatment of joint and autoimmune diseases, with primary research and manufacturing facilities in China, while meeting dual standards.

From February 6, 2013 to June 23, 2014, we operated the Company in two separate reportable segments: (i) Biomedicine Cell Therapy (“Biomedicine”); and (ii) Financial Consulting (“Consulting”).  The Consulting segment was conducted through our wholly-owned subsidiary EastBridge Investment Corp. (“Eastbridge Sub”).  On June 23, 2014, the Company announced the discontinuation of the Consulting segment as it no longer fits into management’s long-term strategy and vision.  The Company will focus resources on becoming a pure-play biotechnology company bringing therapies to improve the health of patients in China.

On September 26, 2014, the Company completed its acquisition of Beijing Agreen Biotechnology Co. Ltd. ("AG") and the U.S. patent held by Cellular Immunity Tech Ltd. (a company controlled by the founder).

AG is a biotech company with operations in China, engaged in the development of treatments for cancerous diseases utilizing proprietary cell technologies, which include without limitation, preparation of subset T Cell and clonality assay platform technology for treatment of a broad range of cancers by AG’s primary hospital partner, Jilin Hospital.

On February 9, 2015, the Company announced its acquisition of Chinese PLA General Hospital's ("PLAGH", Beijing, also known as "301 Hospital") Chimeric Antigen Receptor T cell (“CAR-T”) therapy, its recombinant expression vector CD19, CD20, CD30 and Human Epidermal Growth Factor Receptor's (EGFR or HER1) Immuno-Oncology patents applications, and Phase I clinical data of the aforementioned therapies and manufacturing knowledge.  The 301 Hospital team has conducted several preliminary clinical studies of various CAR-T constructs targeting CD19-positive acute lymphoblastic leukemia, CD20-positive lymphoma, CD30-positive Hodgkin's lymphoma and EGFR-HER1-positive advanced lung cancer, cholangiocarcinoma, pancreatic cancer, and renal cell carcinoma.  Pursuant to the terms of a technology transfer agreement, PLAGH agreed to transfer to the Company all of its right, title and interest in and to certain technologies currently owned by PLAGH (including, without limitation, four technologies and their pending patent applications) that relate to genetic engineering of chimeric antigen receptor (CAR)-modified T cells and its applications (collectively, the “Technology”).  In addition, PLAGH is responsible for obtaining governmental approval for the clinical trial related to the Technology, and the Company is responsible for the costs and expenses in connection therewith. The parties may collaborate to develop follow-on research and improvements on the Technology (collectively, the “Improvements”).  With respect to any Improvement achieved through the collaboration of the Company and PLAGH, the two parties will jointly own any intellectual property arising from such Improvement.  With respect to any Improvement achieved solely and independently by PLAGH, the Company has a right of first refusal to acquire any intellectual property arising from such Improvement.

When combined with CBMG's state-of-the art infrastructure and clinical platform, we anticipate that the aforementioned acquired technologies will enable improvement of cancer immune cell therapies and strategic combination therapies which will boost the Company's Immuno-Oncology presence, and pave the way for future partnerships. We plan to initiate certain cancer clinical trials utilizing such technologies upon receiving acceptance of the clinical trial designs with the principal investigator and obtaining the requisite approvals.

On June 26, 2015, the Company completed the acquisition of Blackbird BioFinance, LLC (“Blackbird”)’s University of South Florida (“USF”)’s license on the next generation cancer immunotherapy vaccine CD40LGVAX, its related technologies and technical knowledge.  Of the total consideration to be delivered to Blackbird for the purchased assets, $2,500,000 was delivered in cash and 28,120 shares of Company common stock (the "Closing Shares"), representing $1,050,000 of the purchase consideration, was issued and delivered to Blackbird. Another 18,747 shares (the “Holdback Shares”), representing $700,000 of the purchase consideration (subject to adjustments and satisfaction of certain conditions in line with similar transactions), were to be issued and delivered to Blackbird on November 4, 2015.   Based on the terms of the license, we believe the Company will pay potentially more than $25 million in future milestones and royalty payments.

Despite the advances of targeted therapies and recent breakthroughs with immune checkpoint inhibitors, such as anti-PD1 or PDL1 monoclonal antibody treatments, there are still significant unmet medical needs in Non-Small Cell Lung Cancer (“NSCLC”), and the disease remains largely incurable. We believe the CD40LGVAX vaccine, in combination with an anti-PD1 monoclonal antibody, may provide synergistic and improved clinical benefits in both PDL1 positive and negative patients. We previously anticipated a phase I/II clinical trial for the CD40LGVAX vaccine combined with PD-1 antibody to commence in the second half of 2015.  We currently evaluating both U.S. and non-U.S. options for furthering clinical trials for the CD40LGVAX vaccine following Moffitt Cancer Center’s notification to us that it will not be continuing its sponsorship of the U.S. CD40LGVAX Trial. In the third quarter of 2015 we reviewed and modified the design of CD40LGVAX trial by expanding the number of patient recruitment, changing from single site to multi-sites trial and adding stratification to the trial.  We are converting the CD40LGVAX Investigator Sponsor Research (“ISR”) to a CBMG IND trial. We are converting the CD40LGVAX Investigator Sponsor Research (“ISR”) to a CBMG IND trial.

Biomedicine Business

Our biomedicine business was founded in 2009 as a newly formed specialty biomedicine company by a team of seasoned Chinese-American executives, scientists and doctors. In 2010 we established a GMP facility in Wuxi, and in 2012 we established a U.S. Food and Drug Administration (“FDA”) GMP standard protocol-compliant manufacturing facility in Shanghai. Our focus has been to monetize the rapidly growing health care market in China by marketing and commercializing stem cell and immune cell therapeutics, related tools and products from our patent-protected homegrown cell technology developed by our research and development team, as well as by utilizing exclusively in-licensed and other acquired intellectual properties.

Our current treatment focal points are cancer and other degenerative diseases such as Knee Osteoarthritis (“KOA”), Asthma, Chronic Obstructive Pulmonary Disease (“COPD”) and Cartilage Defects.

Cancer. In the cancer field, our in-licensed TC-DC therapy utilizes dendritic cells that have been taught the unique "signature" of the patient's’ cancer, in order to trigger an effective immune response against cancer stem cells, the root cause of cancer metastasis and recurrence. Our Tumor Cell Target Dendritic Cell (“TC-DC”) product candidate has successfully completed a U.S. FDA Phase II clinical trial for the treatment of Metastatic Melanoma at the Hoag Medical Center in California. We have a process to develop human embryo-derived motor neuronal precursor cells and human embryo-derived neuronal precursor cells with high purity levels, validated by synapse formation, and have shown functional innervation with human muscle cells.  Under applicable international reciprocity procedures we are utilizing data generated in a U.S. Phase II clinical trial in an analogous China-based Phase I/II Clinical Trial for the treatment of Hepatocellular Carcinoma (“HCC”), a major type of Liver Cancer. Management believes we will be able to leverage skin cancer data produced in ongoing trials in the U.S., and apply it toward advancing our product candidate for the treatment of liver cancer and other cancer-related indications.  As of December 31, 2013, we have completed the HCC Phase I trial. With the advent of more advanced technologies in our portfolio, at present we do not plan on continuing the HCC trial.  We are evaluating hospitals’ post Tcm treatment data to ascertain whether clinical studies for certain cancer disease indications may be warranted.  We plan to continue to evaluate and prioritize our cancer clinical trial indications for commercialization using safe and effective therapy or combination therapies. We announced results from our Phase I trial for certain of CAR-T cancer immunotherapy programs on March 25, May 21, and late September, 2015. The Phase I trial data for the CD19, CD20 and CD30 and EGFR HER 1 constructs showed a positive response rate under controllable toxicities.

On October 26, 2015, the Company announced results from the PLAGH Phase IIa clinical trial evaluating the safety, feasibility and anti-tumor activity of its acquired (CAR-T) immunotherapy CBM-CD20.1 targeting CD20 for the treatment of patients with advanced B-cell non-Hodgkin lymphoma (NHL).  Overall objective response rate (ORR) is 80.0% (8/10) with durable responses observed.  A total of ten patients were treated with CBM-CD20.1 (seven patients with diffuse large B-cell lymphoma (DLBCL) and three patients with other types of NHL). The Phase IIa results showed that CBM-CD20.1 immunotherapy was safe, well tolerated, and efficacious in the treatment of patients with advanced NHL. The data was selected for an oral presentation entitled “Treatment of CD20-directed Chimeric Antigen Receptor-modified T cells in Patients with advanced B-cell Non-Hodgkin Lymphoma: An Early Phase IIa Trial Report” at the 2015 4th International Conference on Translational Medicine in Baltimore.

KOA.  In 2013, we completed a Phase I/IIa clinical trial for our “KOA therapy named ReJoin™. The trial tested the safety and efficacy of intra-articular injections of autologous haMPCs in order to reduce inflammation and repair damaged joint cartilage. The 6-month follow-up clinical data showed ReJoin™ therapy to be both safe and effective.

In Q2 2014 we completed patient enrollment for the Phase IIb clinical trial of ReJoin™  for KOA. The multi-center study has enrolled 53 patients to participate in a randomized, single blind trial. We published 48-week follow-up data of Phase I/IIa on December 5, 2014.  The 48-week data indicated that patients have reported a decrease in pain and a significant improvement in mobility and flexibility, while the clinical data shows our ReJoin™ regenerative medicine treatment to be safe.  We announced interim Phase IIb clinical trial results of KOA therapy named ReJoin™  on March 25, 2015, which confirmed that the primary and secondary endpoints of ReJoin™ therapy groups have all improved significantly compared to their baseline. We released positive 48 week follow-up data in January 2016.

Cartilage Damage.  In January 2015 we initiated patient recruitment to support a study of ReJoin™  haMPC therapy for Cartilage Defects (“CD”) resulting from osteoarthritis (“OA”) or sports injury. The study is based on the same science that has shown tremendous progress in the treatment of KOA. Both arthroscopy and the use of magnetic resonance imaging (“MRI”) will be deployed to further demonstrate the regenerative efficacy of ReJoin™ on CD.

 Asthma.  In Q1 of 2014 we began a pre-clinical study on haMPC therapy for asthma. The pre-clinical study, conducted by Shanghai First People’s Hospital, a leading teaching hospital affiliated with Shanghai Jiaotong University, will evaluate the safety and efficacy of haMPCs to treat severe asthma.

COPD. COPD refers to a group of diseases that block airflow to the lungs and make it difficult to breathe. The two most common conditions that make up COPD are chronic bronchitis and emphysema, which gradually destroys the smallest air passages (bronchioles) in the lungs. Currently the common treatments for COPD, such as use of steroids, inhalers and bronchodilator drugs, aim to control the symptoms and minimize further damage, but do not reverse the tissue damage. The major risk factors for COPD in China are tobacco smoking, biomass fuel use and genetic susceptibility.

Our pre-clinical COPD study is being conducted by Shanghai First People's Hospital, a leading teaching hospital affiliated with Shanghai Jiaotong University. Professor Zhou Xin, director of the hospital's respiratory department and chairperson of Respiratory Diseases Division of Shanghai Medical Association, will lead the study as Principal Investigator.

The  unique lines of adult adipose-derived stem cells and the immune cell therapies enable us to create multiple cell formulations in treating specific medical conditions and diseases, as well as applying single cell types in a specific treatment protocol. Management believes that our adult adipose-derived line will become commercially viable and market-ready within three to four years. In addition, we plan to assess and initiate cancer clinical trials leading to commercialization using safe and most effective therapy or combination therapies. Our facilities are certified to meet the international standards NSF/ANSI 49, ISO-14644 (or equivalent), ANSI/NCSL Z-540-1 and 10CFR21, as well as CFDA standards CNAS L0221. In addition to standard protocols, we use proprietary processes and procedures for manufacturing our cell lines, comprised of:

●	Banking processes that ensure cell preservation and viability;

●	DNA identification for stem cell ownership; and

●	Bio-safety testing at independently certified laboratories.

In July 2015, the Company has received two new certifications from the CFDA for its proprietary cell and tissue preservation media kits respectively, in accordance with the CFDA’s new regulations announced on June 1, 2015. These certified kits enable long-term preservation and long distance shipment of cells and tissue, without freezing them down, from and to the point of care for ready applications by physicians. The latest certifications further strengthen our Vertically Integrated Cell Manufacturing System (“VICMS”) to centralize the processing and supplying of autologous cell therapies, and reinforce our potential to be a world-class biotechnology company, serving large unmet medical needs.

Our Strategy

The majority of our biomedicine business is in the development stage. We intend to concentrate our business on cell therapies and in the near-term, carrying our KOA stem cell therapy and cancer immune cell therapies to commercialization.

With the recent addition of our cancer immune cell therapy resources, we plan to evaluate and prioritize our cancer clinical trial indications for commercialization using safe and most effective therapy or combination therapies. The Company believes that, when integrated with CBMG's state-of-the-art infrastructure and clinical platform, the aforementioned acquired AG, 301 Hospital and USF technologies will improve our cancer immune cell therapies clinical pathway and pave the way for collaboration with renowned institutions. We plan to initiate certain cancer clinical trials upon receiving acceptance of the clinical trial designs with the principal investigator and obtaining the requisite approvals.

In the next 12 months, we aim to accomplish the following:

●	Confirm the safety and tolerability profile of CBM-EGFR.1 in cholangiocarcinoma and NSCLC;
●	Explore the CBM-EGFR.1 opportunities in other solid tumor indications;
●	Seek early possibilities of conducting multi-center Phase IIb trials to validate the clinical activity from early CBM-EGFR.1 observation;
●	Confirm the safety and tolerability profile of CBM-CD20.1 targeting CD20 for NHL;
●	Explore the CBM-CD20.1 opportunities in other cancer indications;
●	Seek early possibilities of conducting multi-center Phase IIb trials to validate the clinical activity from early CBM-CD20.1 observation;
●	Evaluate potential partners to develop an immunohistochemistry based diagnostic assay to aid in the patient selection whenever needed;
●	Launch Phase II trials to explore the efficacy and safety of CD19 or CD20 CAR-T mono or combination therapies in chemo refractory/relapsing patients with hematological malignancies;
●	File new CAR-T and other patents;
●	Obtain approval for pending patents;
●	Evaluate the feasibility of sponsoring a multi-sites Phase I/II clinical study to support the New Drug Application (NDA) for the U.S. CD40LGVAX trial;
●
Evaluate feasibility of sponsoring a registration trial-like clinical study to support the New Drug Application (NDA) for an allogeneic haMPC Knee Osteoarthritis therapy (“Allo KOA”) study in the United States;

●	Complete preclinical GLP safety evaluation studies of haMPC for Asthma and Chronic Obstructive Pulmonary Disease (COPD);
●	Provide update on Cartilage Damage clinical study;
●	Develop preclinical package for allogeneic haMPC therapy for COPD/Asthma clinical trial;
●	Continue to seek advanced technologies to bolster our CAR-T China market position;
●	Bolster R&D resources to fortify our intellectual properties portfolio and scientific development;
●	File registration for our 2014 Stock Option Plan; and
●	Improve liquidity by registering the shares sold in previous private placements and further fortify our balance sheet by courting institutional investors.

We are developing our business in cell therapeutics and capitalizing on the increasing importance and promise that adult stem cells have in regenerative medicine. Our most advanced candidate involves adipose-derived mesenchymal stem cells to treat KOA.

Presently we have two autologous cell therapy candidates undergoing clinical trials in China, for the treatment of KOA and CD. If and when these therapies gain regulatory approval in the PRC, we will be able to market and offer them for clinical use. Although our biomedicine business was very recently organized, our technologies have been in development for decades, and our focus is on the latest translational stages of product development, principally from the pre-clinical trial stage to regulatory approval and commercialization of new therapies.

Our strategy is to develop safe and effective cellular medicine therapies for indications that represent a large unmet need in China, based on technologies developed both in-house and obtained through acquisition, licensing and collaboration arrangements with other companies. Our near term objective is to pursue successful clinical trials in China for our KOA application, followed by our CD and Asthma therapies.  We intend to utilize our comprehensive cell platform to support multiple cell lines to pursue multiple therapies, both allogeneic and autologous. We intend to apply U.S. Standard Operating Procedures ("SOPs") and protocols while complying with Chinese regulations, while owning, developing and executing our own clinical trial protocols. We plan to establish domestic and international joint ventures or partnerships to set up cell laboratories and/or research facilities, acquire technology or in-license technology from outside of China, and build affiliations with hospitals, to develop a commercialization path for our therapies, once approved. We intend to use our first-mover advantage in China, against a backdrop of enhanced regulation by the central government, to differentiate ourselves from the competition and establish a leading position in the China cell therapeutic market.  We also intend to out-license our technologies to interested parties and explore the feasibility of a U.S. allogeneic KOA clinical study with the FDA.

CBMG initially plans to use its centralized manufacturing facility located in Shanghai to service multiple hospitals within 200 km of the facility.  We aim to complete clinical trials for our KOA and CD therapy candidates as soon as practicable. Our goal is to first obtain regulatory permission for commercial use of the therapies for the respective hospitals in which the trials are being conducted. CBMG plans to scale up its customer base by qualifying multiple additional hospitals for the post-trial use of therapies, once approved, by following regulatory guidelines.

With the AG acquisition we intend to monetize AG’s U.S. and Chinese intellectual property for immune cell therapy preparation methodologies and patient immunity assessment by engaging with prominent hospitals to conduct pre-clinical and clinical studies in specific cancer indications. The T Cell clonality analysis technology patent, together with AG’s other know-how for immunity analysis, will enable the Company to establish an immunoassay platform that is crucial for immunity evaluation of patients with immune disorders as well as cancerous diseases that are undergoing therapy.

We believe that few competitors in China are as well-equipped as we are in the clinical trial development, diversified U.S. FDA protocol compliant manufacturing facilities, regulatory compliance and policy making participation, as well as a long-term presence in the U.S. with U.S.-based management and investor base.

We intend to continue our business development efforts by adding other proven domestic and international biotechnology partners to monetize the China health care market.

In order to expedite fulfillment of patient treatment CBMG has been actively developing technologies and products with a strong intellectual properties protection, including haMPC, derived from fat tissue, for the treatment of KOA, CD, Asthma, COPD and other indications. CBMG’s acquisition of AG provides an enlarged opportunity to expand the application of its cancer therapy-enabling technologies and to initiate clinical trials with leading cancer hospitals.  With the AG acquisition, we will continue to seek to empower hospitals' immune cell cancer therapy development programs that help patients improve their quality of life and improve their survival rate.

CBMG's proprietary and patent-protected production processes and clinical protocols enable us to produce raw material, manufacture cells, and conduct cell banking and distribution. Applying our proprietary intellectual property, we will be able to customize specialize formulations to address complex diseases and debilitating conditions.

CBMG has been developing disease-specific clinical treatment protocols. These protocols are designed for each of these proprietary cell lines to address patient-specific medical conditions. These protocols include medical assessment to qualify each patient for treatment, evaluation of each patient before and after a specific therapy, cell transplantation methodologies including dosage, frequency and the use of adjunct therapies, potential adverse effects and their proper management.

The protocols of haMPC therapy for KOA and CD have been approved by the hospitals’ Institutional Review Board for clinical trials. Once the trials are completed, the clinical data will be analyzed by a qualified third party statistician and reports will be filed by the hospitals to regulatory agencies for approval for use in treating patients.

CBMG has three cGMP facilities in Beijing, Shanghai and Wuxi, China that meet international standards and have been certified by the CFDA. In any precision setting, it is vital that all controlled-environment equipment meet certain design standards. To achieve this goal, our Shanghai cleanroom facility underwent an ISO-14644 cleanroom certification. Additionally, our facilities have been certified to meet the ISO-9001 Quality Management standard by SGS Group, and accredited by the American National Bureau of Accreditation (“ANBA”). These cGMP facilities make CBMG one of the few companies in China with facilities that have been certified by US- and European-based, FDA authorized ISO accreditation institutions.

In total, our cGMP facilities have over 23,000 sq. ft. of cleanroom space with the capacity for nine independent cell production lines.

Most importantly, CBMG has a manufacturing and technology team with more than 30 years of relevant experience in China, EU, and the United States. All of these factors make CBMG a high quality cell products manufacturer in China.

Subsidiaries and Affiliates

We conduct our business operations through the following subsidiaries (including a controlled various interest entity (“VIE”):

CBMG BVI, a British Virgin Islands corporation, is a holding company and a wholly-owned subsidiary of Cellular Biomedicine Group, Inc. (NASDAQ: CBMG), a Delaware corporation.  We operate our biomedicine business through CBMG BVI and its subsidiary and controlled VIE.

Cellular Biomedicine Group HK Limited, a Hong Kong company limited by shares, is a holding company and wholly-owned subsidiary of CBMG BVI.

Cellular Biomedicine Group Ltd. (Wuxi), license number 320200400034410 (“WFOE”) is a wholly foreign-owned entity that is 100% owned by Cellular Biomedicine Group HK Limited.  This entity’s legal name in China is 西比曼生物科技（无锡）有限公司 , which directly translates to “Xi Biman Biological Technology (Wuxi) Co. Ltd.”  WFOE controls and holds ownership rights in the business, assets and operations of Cellular Biomedicine Group Ltd. (Shanghai) (“CBMG Shanghai”) through variable interest entity ("VIE") agreements.  We conduct certain biomedicine business activities through WFOE, including lab kit production and research.

Cellular Biomedicine Group Ltd. (Shanghai) license number 310104000501869, is a PRC domestic corporation, which we control and hold ownership rights in, through WFOE and the above-mentioned VIE agreements.  This entity’s legal name in China is 西比曼生物科技（上海）有限公司 , which directly translates to “Xi Biman Biotech (Shanghai) Co., Ltd.”  We conduct certain biomedicine business activities through CBMG Shanghai, including clinical trials and certain other activities requiring a domestic license in the PRC.  Mr. Chen Mingzhe and Mr. Cao Wei (our President, Chief Operating Officer and director) together are the record holders of all of the outstanding registered capital of CBMG Shanghai.  Mr. Chen and Mr. Cao are also directors of CBMG Shanghai constituting the entire management of the same.   Mr. Chen and Mr. Cao receive no compensation for their roles as managers of CBMG Shanghai.

Agreen Biotech Co. Ltd. is a PRC domestic corporation and a wholly-owned subsidiary of CBMG Shanghai. AG is a cancer-therapy-focused developmental stage company whose intellectual property (including the intellectual property of AG’s founder, which the Company also acquired) is comprised of TCR clonality analysis technology and Tcm and Dendritic Cell ("DC") preparation methodologies.

Cellular Biomedicine Group Vax, Inc., a corporation incorporated in the State of California, is a wholly-owned subsidiary of Cellular Biomedicine Group, Inc.  It holds the assets acquired from Blackbird, including the license on the next generation cancer immunotherapy vaccine CD40LGVAX, its related technologies and technical knowledge.

Legal Proceedings

On April 21, 2015, a putative class action complaint was filed against the Company in the U.S. District Court for the Northern District of California captioned Bonnano v. Cellular Biomedicine Group, Inc., 3:15-cv-01795-WHO (N.D. Ca.). The complaint also named Wei Cao, the Company’s then-Chief Executive Officer, and Tony Liu, the Company’s Chief Financial Officer, as defendants. The complaint alleged that during the class period, June 18, 2014, through April 7, 2015, the Company made material misrepresentations in its periodic reports filed with the SEC. The complaint alleged a cause of action under Section 10(b) of the Securities Exchange Act of 1934 (the “1934 Act”) against all defendants and under Section 20(a) of the 1934 Act against the individual defendants. The complaint did not state the amount of the damages sought.

On June 3, 2015, defendants were served. On June 29, 2015, the Court ordered, as stipulated by the parties, that defendants are not required to respond to the initial complaint in this action until such time as a lead plaintiff and lead counsel have been appointed and a consolidated complaint has been filed. The deadline for filing motions for the appointment of lead plaintiff and selection of lead counsel was June 22, 2015. On that date, one motion was filed by the Rosen Law Firm on behalf of putative plaintiff Michelle Jackson. On August 3, 2015, having received no opposition, the Court appointed Jackson as lead plaintiff and the Rosen Law Firm as class counsel. As stipulated among the parties, Jackson filed an amended class action complaint on September 17, 2015.

The amended complaint names ten additional individuals and entities as defendants (“additional defendants”), none of whom were affiliated with the Company, and asserted an additional claim under Section 10(b) and Rule 10b-5(a) and (c) thereunder that the Company purportedly engaged in a scheme with the additional defendants to promote its securities. The amended complaint did not assert any claims against Mr. Liu.

On January 19, 2016, the Company filed a motion to dismiss, which was argued on April 20, 2016. On May 20, 2016, the Court granted the motion to dismiss with leave to amend. Plaintiffs may amend the complaint within 20 days of the Order. The Company anticipates that it will move to dismiss the amended complaint if one is filed.

The Company believes that the claims do not have merit and intends to vigorously defend against them. At this early stage of the proceedings it is not possible to evaluate the likelihood of an unfavorable outcome or to estimate the range of potential loss.

Other than as disclosed above, we are not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations.

Additional Information

Since inception and through December 31, 2015, we have recorded accumulated losses totaling approximately $57.3 million. Our historical operating losses have resulted principally from our research and development activities, including clinical trial activities for our product candidates and general and administrative expenses. Ultimately, if we secure additional approvals from the MOH, CFDA and other regulatory bodies throughout the world for our product candidates, our goal will be to augment our current sources of revenue and, as applicable, deferred revenue (principally licensing fees), with sales of such products or royalties from such sales, on which we may pay royalties or other fees to our licensors and/or third-party collaborators as applicable.

We have based our estimates of development costs, market size estimates, peak annual sales projections and similar matters described or incorporated by reference in this prospectus on our market research, third party reports and publicly available information which we consider reliable. However, readers are advised that the projected dates for filing and approval of our drug applications with the MOH, CFDA or other regulatory authorities, our estimates of development costs, our projected sales and similar metrics regarding our KOA and CD therapies or any other product candidates discussed elsewhere (or incorporated by reference) in this prospectus are merely estimates and subject to many factors, many of which may be beyond our control, which will likely cause us to revise such estimates. Readers are also advised that our projected sales figures do not take into account the royalties and other payments we will need to make to our licensors and strategic partners. Our estimates are based upon our management’s reasonable judgments given the information available and their previous experiences, although such estimates may not prove to be accurate.

Corporate Information

Our principal executive offices are located at 19925 Stevens Creek Blvd., Suite 100 Cupertino, CA 95014. Our telephone number is: (408) 973-7884.

The Offering

Outstanding Common Stock	As of May 6, 2016, there were 14,089,268 shares of Common Stock, par value $.001 per share issued and outstanding.

Common Stock Offered
Up to 1,200,000 shares of Common Stock for sale by the selling stockholders for their own account, which shares were received pursuant to a grant of shares or options to purchase shares under the Company’s 2014 Stock Incentive Plan.

Selling Stockholders	The selling stockholders are set forth in the section entitled "Selling Stockholders" of this prospectus on page 42.

Proceeds
We will not receive any proceeds from the sale of our Common Stock by the selling stockholders. Any proceeds received by the Company upon the exercise of options issued or issuable pursuant to the plan will be used for operations.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 9.

Nasdaq Symbol	CBMG.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

For purposes of the prospectus and this section, “CBMG BVI” refers to Cellular Biomedicine Group Ltd., a British Virgin Islands corporation, which is now a wholly-owned subsidiary of the registrant, together with its business, operations, subsidiaries and controlled entities. The “Company”, “CBMG”, “we”, “us”, “our” and similar terms refer to Cellular Biomedicine Group, Inc. (a Delaware corporation) as a combined entity including each of its subsidiaries and controlled companies following the merger (formerly EastBridge Investment Group Corporation), unless the context otherwise requires. “

RISKS RELATED TO OUR COMPANY

We have a limited operating history and expect significant operating losses for the next few years.

We are a company with a limited operating history and have incurred substantial losses and negative cash flow from operations through the year ended December 31, 2015. Our cash flow from operations may not be consistent from period to period, our biomedicine business has not yet generated substantial revenue, and we may continue to incur losses and negative cash flow in future periods, particularly within the next several years.

Our biomedicine product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new biomedical technologies. The novel nature of these cell-based therapies creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third party reimbursement, and market acceptance, including the challenges of:

●	Educating medical personnel regarding the application protocol;

●	Sourcing clinical and commercial supplies for the materials used to manufacture and process our Tcm product candidates;

●	Developing a consistent and reliable process, while limiting contamination risks regarding the application protocol;

●	Conditioning patients with chemotherapy in conjunction with delivering Tcm treatment, which may increase the risk of adverse side effects;

●
Obtaining regulatory approval, as the Chinese Food and Drug Administration, or CFDA, and other regulatory authorities have limited experience with commercial development of cell-based therapies, and therefore the pathway to regulatory approval may be more complex and require more time than we anticipate; and

●	Establishing sales and marketing capabilities upon obtaining any regulatory approval to gain market acceptance of a novel therapy.

These challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

If we are unable to comply with China’s National Health and Family Planning Commission’s new stem cell regulations, we could lose certain important prior clinical studies that are material to continuing our operations and our future prospects.

Our ability to generate significant product revenue is highly dependent on our ability to obtain regulatory approval of and successfully commercialize one or more of our stem cell clinical studies in China. On August 21, 2015, China’s National Health and Family Planning Commission issued the nation’s first-ever trial regulation over the stem cell therapy. The regulation stipulates only top level stated-owned hospitals can be candidates and become eligible for the clinical trial after passing special evaluations by health authorities. The specific list of authorized hospitals has not been published. Researchers who want to do clinical studies will need to register with the health ministry with documentation showing that there are sufficient animal studies to support trials in humans and that they are using certified cell lines verified by independent evaluation. We do not know if the hospitals where we have conducted clinical studies will be included in the list of authorized hospitals or can become eligible after passing special evaluations by health authorities. We do not know if our animal studies documentation will be approved to support trials in humans. We also do not know if our cell lines will be accepted by the health authorities. These factors could adversely affect the timing of the clinical trials, the timing of receipt and reporting of clinical data, the timing of Company-sponsored IND filings, and our ability to conduct future planned clinical trials, and any of the above could have a material adverse effect on our business.

We may be unable to obtain or maintain patent protection for our products and product candidates, which could have a material adverse effect on our business.

Our commercial success will depend, in part, on obtaining and maintaining patent protection for new technologies, product candidates, products and processes and successfully defending such patents against third party challenges. To that end, we file or acquire patent applications, and have been issued patents that are intended to cover certain methods and uses relating to stem cells and cancer immune cell therapies.

The patent positions of biotechnology companies can be highly uncertain and involve complex legal, scientific and factual questions and recent court decisions have introduced significant uncertainty regarding the strength of patents in the industry. Moreover, the legal systems of some countries do not favor the aggressive enforcement of patents and may not protect our intellectual property rights to the same extent as they would, for instance, under the laws of the United States. Any of the issued patents we own or license may be challenged by third parties and held to be invalid, unenforceable or with a narrower or different scope of coverage that what we currently believe, effectively reducing or eliminating protection we believed we had against competitors with similar products or technologies. If we ultimately engage in and lose any such patent disputes, we could be subject to competition and/or significant liabilities, we could be required to enter into third party licenses or we could be required to cease using the disputed technology or product. In addition, even if such licenses are available, the terms of any license requested by a third party could be unacceptable to us.

The claims of any current or future patents that may issue or be licensed to us may not contain claims that are sufficiently broad to prevent others from utilizing the covered technologies and thus may provide us with little commercial protection against competing products. Consequently, our competitors may independently develop competing products that do not infringe our patents or other intellectual property. To the extent a competitor can develop similar products using a different chemistry, our patents and patent applications may not prevent others from directly competing with us. Product development and approval timelines for certain products and therapies in our industry can require a significant amount of time (i.e. many years). As such, it is possible that any patents that may cover an approved product or therapy may have expired at the time of commercialization or only have a short remaining period of exclusivity, thereby reducing the commercial advantages of the patent. In such case, we would then rely solely on other forms of exclusivity which may provide less protection to our competitive position.

 Litigation relating to intellectual property is expensive, time consuming and uncertain, and we may be unsuccessful in our efforts to protect against infringement by third parties or defend ourselves against claims of infringement.

To protect our intellectual property, we may initiate litigation or other proceedings. In general, intellectual property litigation is costly, time-consuming, diverts the attention of management and technical personnel and could result in substantial uncertainty regarding our future viability, even if we ultimately prevail.  Some of our competitors may be able to sustain the costs of such litigation or other proceedings more effectively than can we because of their substantially greater financial resources. The loss or narrowing of our intellectual property protection, the inability to secure or enforce our intellectual property rights or a finding that we have infringed the intellectual property rights of a third party could limit our ability to develop or market our products and services in the future or adversely affect our revenues. Furthermore, any public announcements related to such litigation or regulatory proceedings could adversely affect the price of our common stock. Third parties may allege that the research, development and commercialization activities we conduct infringe patents or other proprietary rights owned by such parties. This may turn out to be the case even though we have conducted a search and analysis of third-party patent rights and have determined that certain aspects of our research and development and proposed products activities apparently do not infringe on any third-party Chinese patent rights. If we are found to have infringed the patents of a third party, we may be required to pay substantial damages; we also may be required to seek from such party a license, which may not be available on acceptable terms, if at all, to continue our activities. A judicial finding or infringement or the failure to obtain necessary licenses could prevent us from commercializing our products, which would have a material adverse effect on our business, operating results and financial condition.

Our recently acquired technology platforms, including our CAR-T, PD1, whether preclinical or clinical, and the cancer vaccine technologies are new approaches to cancer treatment that present significant challenges.

We have concentrated our research and development efforts on T cell immunotherapy technology, and our future success in cancer treatment is dependent on the successful development of T cell immunotherapies in general and our CAR and vaccine technologies and product candidates in particular. Our approach to cancer treatment aims to alter T cells ex vivo through genetic modification using viruses designed to reengineer the T cells to recognize specific proteins on the surface or inside cancer cells. Because this is a new approach to cancer immunotherapy and cancer treatment generally, developing and commercializing our product candidates subjects us to many challenges.

We cannot be sure that our T cell immunotherapy and vaccine technologies will yield satisfactory products that are safe and effective, scalable, or profitable. Additionally, because our technology involves the genetic modification of patient cells ex vivo using a virus, we are subject to many of the challenges and risks that gene therapies face, including regulatory requirements governing gene and cell therapy products have changed frequently.

Moreover, public perception of therapy safety issues, including adoption of new therapeutics or novel approaches to treatment, may adversely influence the willingness of subjects to participate in clinical trials, or if approved, of physicians to subscribe to the novel treatment mechanics. Physicians, hospitals and third-party payers often are slow to adopt new products, technologies and treatment practices that require additional upfront costs and training. Physicians may not be willing to undergo training to adopt this novel and personalized therapy, may decide the therapy is too complex to adopt without appropriate training and may choose not to administer the therapy. Based on these and other factors, hospitals and payers may decide that the benefits of this new therapy do not or will not outweigh its costs.

  Our near term ability to generate significant product revenue is dependent on the success of one or more of our CD19, CD22, CD30 and HER1, as well as CD40GVAX product candidates, each of which are at an early-stage of development and will require significant additional clinical testing before we can seek regulatory approval and begin commercial sales.

Our near term ability to generate significant product revenue is highly dependent on our ability to obtain regulatory approval of and successfully commercialize one or more of our CD19, CD20, CD30 and HER1, as well as CD40GVAX product candidates. All of these products are in the early stages of development, have been tested in a relatively small number of patients, and will require additional clinical and nonclinical development, regulatory review and approval in each jurisdiction in which we intend to market the products, substantial investment, access to sufficient commercial manufacturing capacity, and significant marketing efforts before we can generate any revenue from product sales. Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical studies to demonstrate the safety, purity, and potency of the product candidates in humans. We cannot be certain that any of our product candidates will be successful in clinical studies and they may not receive regulatory approval even if they are successful in clinical studies.

If our products, once developed, encounter safety or efficacy problems, developmental delays, regulatory issues, or other problems, our development plans and business could be significantly harmed. Further, competitors who are developing products with similar technology may experience problems with their products that could identify problems that would potentially harm our business.

Third parties have sponsored and conducted all clinical trials of our CD19, CD20, CD30 and HER1, as well as the CD40GVAX vaccine product candidates so far, and our ability to influence the design and conduct of such trials has been limited. We plan to assume control over future clinical and regulatory development of the CD19, CD20, CD30 and HER1, and may do so for other product candidates, which will entail additional expenses and may be subject to delay. Any failure by a third party to meet its obligations with respect to the clinical and regulatory development of our product candidates may delay or impair our ability to obtain regulatory approval for our products and result in liability for our company.

To date, we have not sponsored any clinical trials relating to our CD19, CD20, CD30, HER1 and CD40GVAX product candidates or other product candidates. Instead, faculty members at our third-party research institution collaborators, or those institutions themselves, have sponsored all clinical trials relating to these product candidates, in each case under their own Investigational New Drug applications (“INDs”) with the respective regulatory agency. We plan to assume control of the overall clinical and regulatory development of CD19, CD20, CD30 and HER1 for future clinical trials and obtain sponsorship of the INDs or file new Company-sponsored INDs in China and/or the United States. Following the recent notification from the Moffitt Cancer Center that it will not be continuing its sponsorship of the U.S. CD40LGVAX Trial, we will evaluate other options to conducting the U.S. CD40LGVAX Trial and continuing the related IND with the Federal Drug Administration (“FDA”).  Failure to obtain, or delays in obtaining, sponsorship of INDs or in filing new Company-sponsored INDs for these or any other product candidates we determine to advance could negatively affect the timing of our potential future clinical trials. Such an impact on timing could increase research and development costs and could delay or prevent obtaining regulatory approval for our most advanced product candidates, either of which could have a material adverse effect on our business.

Further, even in the event that the IND sponsorship is obtained for existing and new INDs, we did not control the design or conduct of the previous trials. It is possible that the CFDA or other regulatory agencies will not accept these previous trials as providing adequate support for future clinical trials, whether controlled by us or third parties, for any of one or more reasons, including the safety, purity, and potency of the product candidate, the degree of product characterization, elements of the design or execution of the previous trials or safety concerns, or other trial results. We may also be subject to liabilities arising from any treatment-related injuries or adverse effects in patients enrolled in these previous trials. As a result, we may be subject to unforeseen third-party claims and delays in our potential future clinical trials. We may also be required to repeat in whole or in part clinical trials previously conducted by our third-party research institution collaborators, which will be expensive and delay the submission and licensure or other regulatory approvals with respect to any of our product candidates. Any such delay or liability could have a material adverse effect on our business.

Moreover, although we plan to assume control of the overall clinical and regulatory development of CD19, CD20, CD30 and HER1 going forward, we have so far been dependent on contractual arrangements with our third-party research institution collaborators and will continue to be until we assume control. We also expect to be dependent on our contractual arrangements with third-party research institution collaborators for ongoing and planned trials for our other product candidates until we determine to assume control of the clinical and regulatory development of those candidates. Such arrangements provide us certain information rights with respect to the previous, planned, or ongoing trials, including access to and the ability to use and reference the data, including for our own regulatory filings, resulting from such trials. If our third-party research institution collaborators breach these obligations, or if the data prove to be inadequate compared to the first-hand knowledge we might have gained had the completed trials been Company-sponsored trials, then our ability to design and conduct our planned corporate-sponsored clinical trials may be adversely affected. Additionally, the regulatory agencies may disagree with the sufficiency of our right to reference the preclinical, manufacturing, or clinical data generated by these prior investigator-sponsored trials, or our interpretation of preclinical, manufacturing, or clinical data from these clinical trials. If so, the regulatory agencies may require us to obtain and submit additional preclinical, manufacturing, or clinical data before we may begin our planned trials and/or may not accept such additional data as adequate to begin our planned trials.

Our CD19, CD20, CD30 and HER1, as well as the CD40GVAX product candidates are biologics and the manufacture of our product candidates is complex and we may encounter difficulties in production, particularly with respect to process development or scaling-out of our manufacturing capabilities. If we or any of our third-party manufacturers encounter such difficulties, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped, or we may be unable to maintain a commercially viable cost structure.

Our immune cell CAR-T and vaccine product candidates are biologics and the process of manufacturing our products is complex, highly- regulated and subject to multiple risks. The manufacture of our product candidates involves complex processes, including harvesting T cells from patients, genetically modifying the T cells ex vivo, multiplying the T cells to obtain the desired dose, and ultimately infusing the T cells back into a patient’s body. As a result of the complexities, the cost to manufacture these biologics in general, and our genetically modified cell product candidates in particular, is generally higher than the adipose stem cell, and the manufacturing process is less reliable and is more difficult to reproduce. Our manufacturing process will be susceptible to product loss or failure due to logistical issues associated with the collection of white blood cells, or starting material, from the patient, shipping such material to the manufacturing site, shipping the final product back to the patient, and infusing the patient with the product, manufacturing issues associated with the differences in patient starting materials, interruptions in the manufacturing process, contamination, equipment or reagent failure, improper installation or operation of equipment, vendor or operator error, inconsistency in cell growth, and variability in product characteristics. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects, and other supply disruptions. If for any reason we lose a patient’s starting material or later-developed product at any point in the process, the manufacturing process for that patient will need to be restarted and the resulting delay may adversely affect that patient’s outcome. If microbial, viral, or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Because our product candidates are manufactured for each particular patient, we will be required to maintain a chain of identity with respect to materials as they move from the patient to the manufacturing facility, through the manufacturing process, and back to the patient. Maintaining such a chain of identity is difficult and complex, and failure to do so could result in adverse patient outcomes, loss of product, or regulatory action including withdrawal of our products from the market. Further, as product candidates are developed through preclinical to late stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials.

Although we do intend to develop our own manufacturing facility, and we have leased a facility in Beijing that we intend to build out to support our clinical and commercial manufacturing activities, we may, in any event, never be successful in developing our own manufacturing facility.   Currently, our CAR-T product candidates are manufactured using non-scalable processes by our third-party research institution collaborators that we do not intend to use for more advanced clinical trials or commercialization.  Additionally, we currently rely on outside vendors to manufacture the CD40GVAX supplies and process our Vaccine-related product candidates.  We have not yet caused our product candidates to be manufactured or processed on a commercial scale and may not be able to do so for any of our product candidates. Although our manufacturing and processing approach is based upon the current approach undertaken by our third-party research institution collaborators, we do not have experience in managing the vaccine manufacturing process, and our process may be more difficult or expensive than the approaches currently in use. We will make changes as we work to optimize the manufacturing process, and we cannot be sure that even minor changes in the process will not result in significantly different CAR-T or vaccine that may not be as safe and effective as the current products deployed by our third-party research institution collaborators. As a result of these challenges, we may experience delays in our clinical development and/or commercialization plans. The manufacturing risks could delay or prevent the completion of our clinical trials or the approval of any of our product candidates by the FDA, CFDA or other regulatory authorities, result in higher costs or adversely impact commercialization of our product candidates. In addition, we will rely on third parties to perform certain specification tests on our product candidates prior to delivery to patients. If these tests are not appropriately done and test data are not reliable, patients could be put at risk of serious harm and the FDA, CFDA or other regulatory authorities could require additional clinical trials or place significant restrictions on our company until deficiencies are remedied.  We may ultimately be unable to reduce the cost of goods for our product candidates to levels that will allow for an attractive return on investment if and when those product candidates are commercialized.

We rely heavily on third parties to conduct clinical trials on our product candidates.

We presently are party to, and expect that we will be required to enter into, agreements with hospitals and other research partners to perform clinical trials for us and to engage in sales, marketing and distribution efforts for our products and product candidates we may acquire in the future. We may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors or other larger customers. Moreover, the loss for any reason of one or more of these key partners could have a significant and adverse impact on our business. If we are unable to obtain or retain third party sales and marketing vendors on commercially acceptable terms, we may not be able to commercialize our therapy products as planned and we may experience delays in or suspension of our marketing launch. Our dependence upon third parties may adversely affect our ability to generate profits or acceptable profit margins and our ability to develop and deliver such products on a timely and competitive basis.

Outside scientists and their third-party research institutions on whom we rely for research and development and early clinical testing of our product candidates may have other commitments or conflicts of interest, which could limit our access to their expertise and harm our ability to leverage our technology platform.

We currently have limited internal research and development capabilities and are currently conducting no independent clinical trials with our CD19, CD20, CD30, HER1 and CD40GVAX product candidates or our other product candidates. We therefore rely at present on our third-party research institution collaborators for both capabilities.

The outside scientists who conduct the clinical testing of our current product candidates, and who conduct the research and development upon which our product candidate pipeline depends, are not our employees; rather they serve as either independent contractors or the primary investigators under collaboration that we have with their sponsoring academic or research institution. Such scientists and collaborators may have other commitments that would limit their availability to us. Although our scientific advisors generally agree not to do competing work, if an actual or potential conflict of interest between their work for us and their work for another entity arises, we may lose their services.  For instance, we were recently notified that the Moffitt Cancer Center, which previously sponsored the U.S. CD40LGVAX Trial and had planned to commence phase I/II trials in the second half of 2015, intends to transfer such sponsorship to the Company, and as a result we are currently evaluating the feasibility of conducting these trials ourselves or commencing the trial in the United States or elsewhere. These factors could adversely affect the timing of the clinical trials, the timing of receipt and reporting of clinical data, the timing of Company-sponsored IND filings, and our ability to conduct future planned clinical trials. It is also possible that some of our valuable proprietary knowledge may become publicly known through these scientific advisors if they breach their confidentiality agreements with us, which would cause competitive harm to, and have a material adverse effect on our business.

If we are unable to maintain our licenses, patents or other intellectual property we could lose important protections that are material to continuing our operations and our future prospects.

We operate in the highly technical field of development of regenerative and immune cellular therapies. In addition to patents, we rely in part on trademark, trade secret and protection to protect our intellectual properties comprised of proprietary know how, technology and processes. However, trade secrets are difficult to protect. We have entered and expect to continue to enter into confidentiality and intellectual property assignment agreements with our most employees, consultants, outside scientific collaborators, sponsored researchers, affiliates and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us. These agreements may also provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may be difficult to enforce, or can be breached and may not effectively protect our intellectual property rights.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information by compartmentalize our intellectual properties as well as using other security measures. Such physical and technology measures may not provide adequate protection for our proprietary information. For example, our security measures may not prevent an employee or consultant with authorized access from misappropriating our trade secrets and providing them to a competitor, and the recourse we have available against such misconduct may be inadequate to adequately protect our interests. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Furthermore, others may independently develop our proprietary information in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, including our trade secrets and know how, were to be disclosed or misappropriated, or if a competitor independently developed any such information, our competitive position could be harmed.

 We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

Filing, prosecuting and defending patents on our product candidates in all countries and jurisdictions throughout the world would be impracticable and cost prohibitive, and our intellectual property rights in some countries could be less extensive than those in the People’s Republic of China or the United States, assuming that rights are obtained in these jurisdiction. In addition, the laws of some foreign countries may not protect all of our intellectual properties.

If we are unable to protect the confidentiality of trade secrets, our competitive position could be impaired.

A significant amount of our technology, particularly with respect to our proprietary manufacturing processes, is unpatented and is held in the form of trade secrets.  We expend significant efforts to protect these trade secrets, including the use of confidentiality and proprietary information agreement, and knowledge segmentation among our staff. Even so, improper use or disclosure of our confidential information could occur and in such cases adequate remedies may not exist. The inadvertent disclosure of our trade secrets could impair our competitive position.

PRC intellectual property law requires us to compensate our employees for the intellectual property that they may help to develop.

We have entered and expect to continue to enter into confidentiality and intellectual property assignment agreements with most of our employees, consultants, outside scientific collaborators, sponsored researchers, affiliates and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us. These agreements may also provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may be difficult to enforce, or can be breached and may not effectively protect our intellectual property rights.

The PRC laws codify a “reward/award” policy which entitles employees to certain levels of compensation and bonus from their service invention-creations for which their employers filed for patent protection. In the absence of any contractual understanding, the Implementing Rules of the Patent Law require a minimum compensation and bonus to such employees as below: bonus: (i) for each invention patent, a one-time reward of no less than 3,000 RMB, or (ii) for each utility model or design patent, a one-time reward of no less than 1,000 RMB, and compensation: (i) for each invention patent and utility model, at least 2% of annual operating profits derived from the use of the patent, (ii) for each design patent, at least 0.2% of annual operating profits derived from the use of the design patent, and (iii) at least 10% of royalties received from the licensing the patent to a third party.

Although our bylaws allow for us to issue bonuses to our employees, we have not contractually limited the amount of compensation that we may pay them for filing patents for their ideas, developments, discoveries or inventions. As such, should any of our employees and consultants who have not contractually agreed otherwise seek to enforce these rights, we may be required to pay the statutorily mandated minimum to our employees as required by this law. Our product candidates are still in the clinical trial stage and as of the date of this annual report, we have not derived any revenue from our product-related patents. However, if and when we commercialize our product candidates or therapies, or if we are required to pay our employees any compensation for patents relating to our technical services, such compensation could be substantial and may harm our business prospects, financial condition and results of operations.

Our technologies are at early stages of discovery and development, and we may fail to develop any commercially acceptable or profitable products.

We have yet to develop any therapeutic products that have been approved for marketing, and we do not expect to become profitable within the next several years, but rather expect our biomedicine business to incur additional and increasing operating losses. Before commercializing any therapeutic product in China, we may be required to obtain regulatory approval from the MOH CFDA, local regulatory authorities, and/or individual hospitals, and outside China from equivalent foreign agencies after conducting extensive preclinical studies and clinical trials that demonstrate that the product candidate is safe and effective.

We may elect to delay or discontinue studies or clinical trials based on unfavorable results. Any product developed from, or based on, cell technologies may fail to:

●	survive and persist in the desired location;

●	provide the intended therapeutic benefit;

●	engraft or integrate into existing tissue in the desired manner; or

●	achieve therapeutic benefits equal to, or better than, the standard of treatment at the time of testing.

In addition, our therapeutic products may cause undesirable side effects. Results of preclinical research in animals may not be indicative of future clinical results in humans.

Ultimately if regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our products, and our business and results of operations would be harmed. Even if we do succeed in developing products, we will face many potential obstacles such as the need to develop or obtain manufacturing, marketing and distribution capabilities. Furthermore, because transplantation of cells is a new form of therapy, the marketplace may not accept any products we may develop.

Most potential applications of our technology are pre-commercialization, which subjects us to development and marketing risks.

We are in a relatively early stage on the path to commercialization with many of our products. Successful development and market acceptance of our products is subject to developmental risks, including failure to achieve innovative solutions to problems during development, ineffectiveness, lack of safety, unreliability, failure to receive necessary regulatory clearances or approvals, approval by hospital ethics committees and other governing bodies, high commercial cost, preclusion or obsolescence resulting from third parties’ proprietary rights or superior or equivalent products, competition, and general economic conditions affecting purchasing patterns. There is no assurance that we or our partners will successfully develop and commercialize our products, or that our competitors will not develop competing products, treatments or technologies that are less expensive or superior. Failure to successfully develop and market our products would have a substantial negative effect on our results of operations and financial condition.

Market acceptance of new technology such as ours can be difficult to obtain.

New and emerging cell therapy and cell banking technologies may have difficulty or encounter significant delays in obtaining market acceptance in some or all countries around the world due to the novelty of our cell therapy and cell banking technologies. Therefore, the market adoption of our cell therapy and cell banking technologies may be slow and lengthy with no assurances that the technology will be successfully adopted. The lack of market adoption or reduced or minimal market adoption of cell therapy and cell banking technologies may have a significant impact on our ability to successfully sell our future product(s) or therapies within China or in other countries. Our strategy depends in part on the adoption of the therapies we may develop by state-owned hospital systems in China, and the allocation of resources to new technologies and treatment methods is largely dependent upon ethics committees and governing bodies within the hospitals. Even if our clinical trials are successful, there can be no assurance that hospitals in China will adopt our technology and therapies as readily as we may anticipate.

Future clinical trial results may differ significantly from our expectations.

While we have proceeded incrementally with our clinical trials in an effort to gauge the risks of proceeding with larger and more expensive trials, we cannot guarantee that we will not experience negative results with larger and much more expensive clinical trials than we have conducted to date. Poor results in our clinical trials could result in substantial delays in commercialization, substantial negative effects on the perception of our products, and substantial additional costs. These risks are increased by our reliance on third parties in the performance of many of the clinical trial functions, including the clinical investigators, hospitals, and other third party service providers.

We face risks relating to the cell therapy industry, clinical development and commercialization.

Cell therapy is still a developing field and a significant global market for our services has yet to emerge. Our cellular therapy candidates are based on novel cell technologies that are inherently risky and may not be understood or accepted by the marketplace. The current market principally consists of providing manufacturing of cell and tissue-based therapeutic products for clinical trials and processing of stem cell products for therapeutic programs.

The degree of market acceptance of any future product candidates will depend on a number of factors, including:

●
the clinical safety and effectiveness of the product candidates, the availability of alternative treatments and the perceived advantages of the particular product candidates over alternative treatments;

●	the relative convenience and ease of administration of the product candidates;

●	our ability to separate the product candidates from the ethical controversies and political barriers associated with stem cell product candidates derived from human embryonic or fetal tissue;

●	ethical concerns that may arise regarding our commercial use of stem cells, including adult stem cells, in the manufacture of the product candidates;

●	the frequency and severity of adverse events or other undesirable side effects involving the product candidates or the products or product candidates of others that are cell-based; and

●	the cost of the products, the reimbursement policies of government and third-party payors and our ability to obtain sufficient third-party coverage or reimbursement.

If clinical trials of our technology fail to demonstrate safety and efficacy to the satisfaction of the relevant regulatory authorities, including the PRC’s State Food and Drug Administration and the Ministry of Health, or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such product candidates.

Currently, a regulatory structure has not been established to standardize the approval process for products or therapies based on the technology that exists or that is being developed in our field. Therefore we must conduct, at our own expense, extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans, and then archive our results until such time as a new regulatory regime is put in place. If and when this new regulatory regime is adopted it may be easier or more difficult to navigate than CBMG may anticipate, with the following potential barriers:

●	regulators or institutional review boards may not authorize us or our investigators to commence clinical trials or conduct clinical trials at a prospective trial site;

●
clinical trials of product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs that we expect to be pursuing;

●
the number of patients required for clinical trials of product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

●	third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner or at all;

●	we might have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

●	regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

●	the cost of clinical trials of our product candidates may be greater than anticipated;

●
we may be subject to a more complex regulatory process, since cell-based therapies are relatively new and regulatory agencies have less experience with them as compared to traditional pharmaceutical products;

●	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of these product candidates may be insufficient or inadequate; and

●	our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators to halt or terminate the trials.

We may be unable to generate interest or meaningful revenue in out-license our Intellectual Property.

The results of preclinical studies may not correlate with the results of human clinical trials. In addition, early stage clinical trial results do not ensure success in later stage clinical trials, and interim trial results are not necessarily predictive of final trial results.

To date, we have not completed the development of any products through regulatory approval. The results of preclinical studies in animals may not be predictive of results in a clinical trial. Likewise, the outcomes of early clinical trials may not be predictive of the success of later clinical trials. New information regarding the safety and efficacy of such product candidates may be less favorable than the data observed to date. AG’s budding technical service revenue in the Jilin Hospital should not be relied upon as evidence that later or larger-scale clinical trials will succeed. In addition, even if the trials are successfully completed, we cannot guarantee that the CFDA will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. To the extent that the results of the trials are not satisfactory to the CFDA or other foreign regulatory authorities for support of a marketing application, approval of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates.

  If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of patients depends on many factors, including:

●	the patient eligibility criteria defined in the protocol;
●	the size of the patient population required for analysis of the trial’s primary endpoints;
●	the proximity of patients to study sites;
●	the design of the trial;
●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;
●	our ability to obtain and maintain patient consents; and
●	the risk that patients enrolled in clinical trials will drop out of the trials before completion.

In addition, our clinical trials may compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition may reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials in such clinical trial site. Moreover, because our product candidates represent a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy and or traditional Chinese medicine, rather than enroll patients in any future clinical trial.

Upon commencing clinical trials, delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

We are exposed to general liability, non-clinical and clinical liability risks which could place a substantial financial burden upon us, should lawsuits be filed against us.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of our therapies and product candidates. We expect that such claims are likely to be asserted against us at some point. In addition, the use in our clinical trials of our therapies and products and the subsequent sale of these therapies or product candidates by us or our potential collaborators may cause us to bear a portion of or all product liability risks. We currently have $3.4 million in insurance coverage relating to inventory, property plant and equipment and office premises. The Company also purchased in insurance covering personal injury, medical expenses and several clinical trials.  However, any claim under such insurance policies may be subject to certain exceptions, and may not be honored fully, in part, in a timely manner, or at all, and may not cover the full extent of liability we may actually face. Therefore, a successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

We currently have no product marketing and sales organization and have no experience in marketing such products. If we are unable to establish product marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, we may generate less product revenue than expected.

We currently have no product sales, marketing or distribution capabilities and have no experience in marketing products. We intend to develop an in-house product marketing organization and sales force, which will require significant capital expenditures, management resources and time. We will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel.

If we are unable or decide not to establish internal sales, marketing and distribution capabilities, we will pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if we are able to do so, that they will have effective sales forces. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our product candidates ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our product candidates. There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in China or overseas.

Laws and the regulatory infrastructure governing cellular biomedicine in China are relatively new and less established in comparison to the U.S. and other countries; accordingly regulation may be less stable and predictable than desired, and regulatory changes may disrupt our commercialization process.

Regulation of the medical field in China including pharmaceuticals, medical technologies, and medical practice, is relatively new and less established compared to the U.S. and in many other countries. In addition, the practice of and research relating to cell therapeutics has emerged in China very recently, and the government has not yet decided how the industry shall be regulated. Accordingly, we expect that the regulatory environment in China will be comparatively less predictable, and if the government changes any of its policies relating to our industry, or changes in the manner in which rules are applied or interpreted, our commercialization process may be disrupted or delayed, which would adversely affect our results and prospects.

The Company’s businesses may become subject to legal proceedings that may adversely affect the Company’s financial condition.

The Company’s business is subject to the risk of legal proceedings by employees, customers, suppliers, stockholders, debt holders, governmental agencies or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend future litigation may be significant. Our Board of Directors, management and employees may expend a substantial amount of time on any pending litigation, diverting resources and attention that would otherwise be directed toward our operations and implementation of our business strategy. There may also be adverse publicity associated with litigation that may decrease consumer confidence in the Company’s businesses, regardless of whether the allegations are valid or whether the Company is ultimately found liable. As a result, litigation may adversely affect the Company’s financial condition or cash flows.

The Company’s technical services revenue may become subject to tightened regulation that may affect the Company’s financial condition.

Currently we are generating technical services revenue comprised of preparation of subset T Cell and clonality assay platform technology for treatment of cancers by our hospital partners. Our revenue is therefore subject to the risk of progressive regulatory actions by the PRC government in the area of immunotherapy.  As China has not yet codified any specific regulations to govern the development and application of immune cell therapies, the outcome of any potential Chinese regulatory action is difficult to assess or quantify.  From time to time there may also be adverse publicity relating to the practice of immunotherapy treatments in China, which, due to the sensitive and experimental nature of the treatment, may trigger further governmental scrutiny.   Any progressive regulatory action in China arising out of such scrutiny may adversely affect the Company’s financial condition or cash flows.

Coverage and reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our product candidates profitably.

Successful sales of our product candidates, if approved, depend on the availability of adequate coverage and reimbursement from third-party payers. In addition, because our product candidates represent new approaches to the treatment of cancer, we cannot accurately estimate the potential revenue from our product candidates.

Patients who are provided medical treatment for their conditions generally rely on third-party payers to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs and commercial payers is critical to new product acceptance. In China, government authorities decide which drugs and treatments they will cover and the amount of reimbursement. Obtaining coverage and reimbursement approval of a product from a government or other third-party payer is a time-consuming and costly process that could require us to provide to the payer supporting scientific, clinical and cost-effectiveness data for the use of our products. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Patients are unlikely to use our product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our product candidates.  If we obtain approval in one or more jurisdictions outside of China for our product candidates, we will be subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in the EU, the pricing of biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. In addition, market acceptance and sales of our product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payers for our product candidates and may be affected by existing and future health care reform measures.  The continuing efforts of the government, insurance companies, managed care organizations and other payers of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

●	the demand for our product candidates, if we obtain regulatory approval;
●	our ability to set a price that we believe is fair for our products;
●	our ability to generate revenue and achieve or maintain profitability;
●	the level of taxes that we are required to pay; and
●	the availability of capital.

Any reduction in reimbursement from any government programs may result in a similar reduction in payments from private payers, which may adversely affect our future profitability.

Technological and medical developments or improvements in conventional therapies could render the use of cell therapy and our services and planned products obsolete.

Advances in other treatment methods or in disease prevention techniques could significantly reduce or entirely eliminate the need for our cell therapy services, planned products and therapeutic efforts. There is no assurance that cell therapies will achieve the degree of success envisioned by us in the treatment of disease. Nor is there any assurance that new technological improvements or techniques will not render obsolete the processes currently used by us, the need for our services or our planned products. Additionally, technological or medical developments may materially alter the commercial viability of our technology or services, and require us to incur significant costs to replace or modify equipment in which we have a substantial investment. We are focused on novel cell therapies, and if this field is substantially unsuccessful, this could jeopardize our success or future results. The occurrence of any of these factors may have a material adverse effect on our business, operating results and financial condition.

We face significant competition from other Chinese biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

There is intense competition and rapid innovation in the Chinese cell therapy industry, and in the cancer immunotherapy space in particular. Our competitors may be able to develop other herbal medicine, compounds or drugs that are able to achieve similar or better results. Our potential competitors are comprised of traditional Chinese medicine companies, major multinational pharmaceutical companies, established and new biotechnology companies, specialty pharmaceutical companies, state-owned enterprises, universities and other research institutions. Many of our competitors have substantially greater scientific, financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations and well-established sales forces. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies or are well funded by venture capitals. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors, either alone or with collaborative partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized or less costly than our product candidates or may develop proprietary technologies or secure patent protection that we may need for the development of our technologies and products. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety, tolerability, reliability, and convenience of use, price and reimbursement.

Even if we obtain regulatory approval of our product candidates, the availability and price of our competitors’ products could limit the demand and the price we are able to charge for our product candidates. We may not be able to implement our business plan if the acceptance of our product candidates is inhibited by price competition or the reluctance of doctors to switch from existing methods of treatment to our product candidates, or if doctors switch to other new drug or biologic products or choose to reserve our product candidates for use in limited circumstances.

We may be unable to attract or retain key employees for our business if our share-based or other compensation programs cease to be viewed as competitive and valuable benefits.

To be competitive, we must attract, retain, and motivate executives and other key employees. Hiring and retaining qualified executives, scientists, technical staff, and professional staff are critical to our business, and competition for experienced employees can be intense. To help attract, retain, and motivate key employees, we use share-based and other performance-based incentive awards such as stock options, restricted stock units (RSUs) and cash bonuses. If our share-based or other compensation programs cease to be viewed as competitive and valuable benefits, our ability to attract, retain, and motivate key employees could be weakened, which could harm our results of operations.

There is a scarcity of experienced professionals in the field of cell therapy and we may not be able to retain key officers or employees or hire new key officers or employees needed to implement our business strategy and develop our products. If we are unable to retain or hire key officers or employees, we may be unable to grow our biomedicine business or implement our business strategy, and the Company may be materially and adversely affected.

Given the specialized nature of cell therapy and the fact that it is a young field, there is an inherent scarcity of experienced personnel in the field. The Company is substantially dependent on the skills and efforts of current senior management, as well as recently acquired AG management and personnel, for their management, operations and the implementation of their business strategy. As a result of the difficulty in locating qualified new management, the loss or incapacity of existing members of management or unavailability of qualified management or as replacements for management who resign or are terminated could adversely affect the Company’s operations. The future success of the Company also depends upon our ability to attract and retain additional qualified personnel (including medical, scientific, technical, commercial, business and administrative personnel) necessary to support our anticipated growth, develop our business, perform our contractual obligations to third parties and maintain appropriate licensure, on acceptable terms. There can be no assurance that we will be successful in attracting or retaining personnel required by us to continue to grow our operations. The loss of a key employee, the failure of a key employee to perform in his or her current position or our inability to attract and retain skilled employees, as needed, could result in our inability to grow our biomedicine business or implement our business strategy, or may have a material adverse effect on our business, financial condition and operating results.

We may fail to successfully integrate our acquired businesses, operations and assets in the expected time frame, which may adversely affect the combined company’s future results.

We believe that our recent acquisitions, including our CAR-T, PD1, and VAX technologies, will result in certain benefits, including certain manufacturing, sales and distribution and operational efficiencies.  However, to realize these anticipated benefits, our existing business and the acquired technologies must be successfully combined.  We may be unable to effectively integrate the acquired technologies into our organization, make the acquired technologies profitable, and may not succeed in managing the acquired technologies.  The process of integration of an acquired technologies may subject us to a number of risks, including:

●	Failure to successfully manage relationships with hospitals, patients and suppliers;
●	Demands on management related to the increase in complexity of the company after the acquisition;
●	Diversion of management and scientists’ attention;
●	Potential difficulties integrating and harmonizing large scale multi-site clinical trials;
●	Difficulties in the assimilation and retention of employees;
●	Exposure to legal claims for activities of the acquired technologies; and
●	Incurrence of additional expenses in connection with the integration process.

If the acquired technologies is not successfully integrated into our company, our business, financial condition and results of operations could be materially adversely affected, as well as our professional reputation.  Furthermore, if we are unable to successfully integrate the acquired technologies, or if there are delays in implementing clinical trials using the acquired technologies, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.  Successful integration of the acquired technologies will depend on our ability to manage large scale cancer clinical trials and to realize opportunities in monetizing these technologies.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

We added 30 employees in the recent AG acquisition. As our development and commercialization plans and strategies develop, and as we continue to expand operation as a public company, we expect to grow our personnel needs in the managerial, operational, sales, marketing, financial and other departments. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining and motivating additional employees;
●
managing our internal development efforts effectively, including the clinical trials and CFDA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and

●	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations such as contract research organizations and hospitals to provide certain services comprised of regulatory approval and clinical management. There can be no assurance that the services of independent organizations will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by the independent organizations is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval of our product candidates or otherwise advance our business.  If we are not able to effectively expand our organization by hiring new employees, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals.

We may form or seek strategic alliances or enter into licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.

 We may form or seek strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our product candidates and any future product candidates that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy. If we license products or businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. We cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction. Any delays in entering into new strategic partnership agreements related to our product candidates could delay the development and commercialization of our product candidates in certain geographies for certain indications, which would harm our business prospects, financial condition and results of operations.

We, our strategic partners and our customers conduct business in a heavily regulated industry. If we or one or more of our strategic partners or customers fail to comply with applicable current and future laws and government regulations, our business and financial results could be adversely affected.

The healthcare industry is one of the most highly regulated industries. Federal governments, individual state and local governments and private accreditation organizations may oversee and monitor all the activities of individuals and businesses engaged in the delivery of health care products and services. Therefore, current laws, rules and regulations could directly or indirectly negatively affect our ability and the ability of our strategic partners and customers to operate each of their businesses.

 In addition, as we expand into other parts of the world, we will need to comply with the applicable laws and regulations in such foreign jurisdictions. We have not yet thoroughly explored the requirements or feasibility of such compliance. It is possible that we may not be permitted to expand our business into one or more foreign jurisdictions.

Although we intend to conduct our business in compliance with applicable laws and regulations, the laws and regulations affecting our business and relationships are complex, and many aspects of such relationships have not been the subject of judicial or regulatory interpretation. Furthermore, the cell therapy industry is the topic of significant government interest, and thus the laws and regulations applicable to us and our strategic partners and customers and to their business are subject to frequent change and/or reinterpretation and there can be no assurance that the laws and regulations applicable to us and our strategic partners and customers will not be amended or interpreted in a manner that adversely affects our business, financial condition, or operating results.

We anticipate that we will need substantial additional financing in the future to continue our operations; if we are unable to raise additional capital, as and when needed, or on acceptable terms, we may be forced to delay, reduce or eliminate one or more of our product or therapy development programs, cell therapy initiatives or commercialization efforts and our business will harmed.

Our current operating plan will require significant levels of additional capital to fund, among other things, the continued development of our cell therapy product or therapy candidates and the operation, and expansion of our manufacturing operations to our clinical development activities.

In the second quarter of 2014, we completed patient enrollment for the Phase IIb clinical trial of ReJoinTM for KOA. We published the Phase IIb 48 week data in January 2016.  In January 2015, we initiated patient recruitment to support a study of ReJoinTM human adipose derived mesenchymal progenitor cell (haMPC) therapy for Cartilage Damage (CD) resulting from osteoarthritis (OA) or sports injury.  We have also launched pre-clinical study on COPD in October 2014.

If these trials are successful, we will require significant additional investment capital over a multi-year period in order to conduct subsequent phases, gain approval for these therapies by the MOH and CFDA, and to commercialize these therapies, if ever. Subsequent phases may be larger and more expensive than the Phase I trials. In order to raise the necessary capital, we will need to raise additional money in the capital markets, enter into collaboration agreements with third parties or undertake some combination of these strategies. If we are unsuccessful in these efforts, we may have no choice but to delay or abandon the trials.

The amount and timing of our future capital requirements also will likely depend on many other factors, including:

●	the scope, progress, results, costs, timing and outcomes of our other cell therapy product or therapy candidates;

●	our ability to enter into, or continue, any collaboration agreements with third parties for our product or therapy candidates and the timing and terms of any such agreements;

●
the timing of and the costs involved in obtaining regulatory approvals for our product or therapy candidates, a process which could be particularly lengthy or complex given the lack of precedent for cell therapy products in China; and

●	the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities.

To fund clinical studies and support our future operations, we would likely seek to raise capital through a variety of different public and/or private financings vehicles. This could include, but not be limited to, the use of loans or issuances of debt or equity securities in public or private financings.  If we raise capital through the sale of equity, or securities convertible into equity, it would result in dilution to our then existing stockholders.  Servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support clinical or commercialization activities.  In certain cases, we also may seek funding through collaborative arrangements, that would likely require us to relinquish certain rights to our technology or product or therapy candidates and share in the future revenues associated with the partnered product or therapy.

Ultimately, we may be unable to raise capital or enter into collaborative relationships on terms that are acceptable to us, if at all. Our inability to obtain necessary capital or financing to fund our future operating needs could adversely affect our business, results of operations and financial condition.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal controls over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

In connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board (“PCAOB”). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

  In the event that future material weaknesses are identified, we will attempt to employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual management reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Our profitability may be adversely affected by the risks in obtaining a return on some or all of our investment in portfolio stock, which comprise 11% of our assets.

A substantial portion of our assets are comprised of securities we received as compensation for services through our legacy consulting business, by which we acquired certain shares of stock in the companies we advised.  These shares are not traded on any national exchange or marketplace and therefore are highly illiquid, and it is uncertain if an active market for such securities will ever develop. Additionally, some of these companies have or may in the future fail to comply with their obligations under the Securities Act or the Exchange Act, which may affect our ability to sell such securities to satisfy our working capital needs and other liquidity requirements.  Even assuming we can sell the securities, there is no assurance that we will be able to sell such shares at a value that will recover our investment. There is no assurance that an alternative exit strategy will be readily available to realize the fair value of such securities. As a result, we may lose some or all of our investment. In the fiscal year ended December 31, 2015, we reviewed our investment portfolio and determined that, due to the failure of certain portfolio companies to comply with their periodic reporting obligations under Section 13 or Section 15(d) of the Exchange Act, such investments have been impaired. Accordingly, we have recorded an other than temporary impairment charge of approximately $123,000 for these investments that were deemed permanent in impairment of investments in 2015. Future fluctuations in the value and liquidity of these securities could result in additional realized loss.

RISKS RELATED TO OUR STRUCTURE

The laws and regulations governing the therapeutic use of stem cells in China are evolving. New PRC laws and regulations may impose conditions or requirements which could materially and adversely affect our business.

As the cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. Although China published the stem cell policy in August 2015, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the cell therapy industry. There can be no assurance that the PRC government authorities will not issue new laws or regulations that impose conditions or requirements with which we cannot comply. Noncompliance could materially and adversely affect our business, results of operations and financial condition.

CFDA’s regulations may limit our ability to develop, license, manufacture and market our products, therapies and/or services.

Some or all of our operations in China will be subject to oversight and regulation by the government regulations, among other things, cover the inspection of and controls over testing, manufacturing, safety and environmental considerations, efficacy, labeling, advertising, promotion, record keeping and sale and distribution of pharmaceutical products. Such government regulations may increase our costs and prevent or delay the licensing, manufacturing and marketing of any of our products or services. In the event we seek to license, manufacture, sell or distribute new products or services, we likely will need approvals from certain government agencies such as the CFDA and MOH. The future growth and profitability of any operations in China would be contingent on obtaining the requisite approvals. There can be no assurance that we will obtain such approvals. In 2004, the CFDA implemented new guidelines for the licensing of pharmaceutical products. All existing manufacturers with licenses were required to apply for cGMP certifications. According to Good Manufacturing Practices for Pharmaceutical Products (revised edition 2010), or the New GMP Rules promulgated by the MOH of the PRC on January 17, 2011 which became effective on March 1, 2011, all the newly constructed manufacturing facilities of drug manufacture enterprises in China shall comply with the requirements of the New GMP Rules, which are stricter than the original GMP standards. In addition, delays, product recalls or failures to receive approval may be encountered based upon additional government regulation, legislative changes, administrative action or changes in governmental policy and interpretation applicable to the Chinese pharmaceutical industry. Our pharmaceutical activities also may subject us to government regulations with respect to product prices and other marketing and promotional related activities. Government regulations may substantially increase our costs for developing, licensing, manufacturing and marketing any products or services, which could have a material adverse effect on our business, operating results and financial condition. The CFDA and other regulatory authorities in China have implemented a series of new punitive and stringent measures regarding the pharmaceuticals industry to redress certain misconducts in the industry and certain deficiencies in public health reform policies. Given the nature and extent of such new enforcement measures, the aggressive manner in which such enforcement is being conducted and the fact that newly-constituted local level branches are encouraged to impose such punishments and fines, there is the possibility of large scale and significant penalties being levied on manufacturers. These new measures may include fines, restriction and suspension of operations and marketing and other unspecified penalties. This new regulatory environment has added significantly to the risks of our businesses in China and may have a material adverse effect on our business, operating results and financial condition.

Our operations are subject to risks associated with emerging markets.

The Chinese economy is not well established and is only recently emerging and growing as a significant market for consumer goods and services. Accordingly, there is no assurance that the market will continue to grow. Perceived risks associated with investing in China, or a general disruption in the development of China’s markets could materially and adversely affect the business, operating results and financial condition of the Company.

A substantial portion of our assets are currently located in the PRC, and investors may not be able to enforce federal securities laws or their other legal rights.

A substantial portion of our assets are located in the PRC. As a result, it may be difficult for investors in the U.S. to enforce their legal rights, to effect service of process upon certain of our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties against any of our directors and officers located outside of the U.S.

The PRC government has the ability to exercise significant influence and control over our operations in China.

In recent years, the PRC government has implemented measures for economic reform, the reduction of state ownership of productive assets and the establishment of corporate governance practices in business enterprises. However, many productive assets in China are still owned by the PRC government. In addition, the government continues to play a significant role in regulating industrial development by imposing business regulations. It also exercises significant control over the country’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

There can be no assurance that China’s economic, political or legal systems will not develop in a way that becomes detrimental to our business, results of operations and financial condition. Our activities may be materially and adversely affected by changes in China’s economic and social conditions and by changes in the policies of the government, such as measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

Additional factors that we may experience in connection with having operations in China that may adversely affect our business and results of operations include:

●	our inability to enforce or obtain a remedy under any material agreements;

●	PRC restrictions on foreign investment that could impair our ability to conduct our business or acquire or contract with other entities in the future;

●	restrictions on currency exchange that may limit our ability to use cash flow most effectively or to repatriate our investment;

●	fluctuations in currency values;

●	cultural, language and managerial differences that may reduce our overall performance; and

●	political instability in China.

Cultural, language and managerial differences may adversely affect our overall performance.

We have experienced difficulties in assimilating cultural, language and managerial differences with our subsidiaries in China. Personnel issues have developed in consolidating management teams from different cultural backgrounds. In addition, language translation issues from time to time have caused miscommunications. These factors make the management of our operations in China more difficult. Difficulties in coordinating the efforts of our U.S.-based management team with our China-based management team may cause our business, operating results and financial condition to be materially and adversely affected.

We may not be able to enforce our rights in China given certain features of its legal and judicial system.

China’s legal and judicial system may negatively impact foreign investors. The legal system in China is evolving rapidly, and enforcement of laws is inconsistent. It may be impossible to obtain swift and equitable enforcement of laws or enforcement of the judgment of one court by a court of another jurisdiction. China’s legal system is based on civil law or written statutes and a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

Since a portion of our operations are presently based in China, service of process on our business and officers may be difficult to effect within the United States. Also, some of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States.

There are substantial uncertainties regarding the interpretation and application to our business of PRC laws and regulations, since many of the rules and regulations that companies face in China are not made public. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that apply to future businesses may be applied retroactively to existing businesses. We cannot predict what effect the interpretations of existing or new PRC laws or regulations may have on our business.

Our operations in China are subject to government regulation that limit or prohibit direct foreign investment, which may limit our ability to control operations based in China.

The PRC government has imposed regulations in various industries, including medical research and the stem cell industry, that limit foreign investors’ equity ownership or prohibit foreign investments altogether in companies that operate in such industries. We are currently structured as a U.S. corporation (Delaware) with subsidiaries and controlled entities in China. As a result of these regulations and the manner in which they may be applied or enforced, our ability to control our existing operations based in China may be limited or restricted.

If the relevant Chinese authorities find us or any business combination to be in violation of any laws or regulations, they would have broad discretion in dealing with such violation, including, without limitation: (i) levying fines; (ii) revoking our business and other licenses; (iii) requiring that we restructure our ownership or operations; and (iv) requiring that we discontinue any portion or all of our business.

We may suffer losses if we cannot utilize our assets in China.

The Company’s Shanghai and Wuxi laboratory facilities were originally intended for stem cell research and development, but has been equipped to provide comprehensive cell manufacturing, collection, processing and storage capabilities to provide cells for clinical trials. The lease for this facility expires in 2015 and the Company is considering its options with respect to extending this lease to allow for manufacturing for clinical trials in Asia. If the Company does not determine to renew the lease due to limitations on its utility under the new regulatory initiatives in China or otherwise, the Company may incur certain expenses in connection with returning the premises to the landlord. Management believes it will be able to renew all leases without difficulty.

Restrictions on currency exchange may limit our ability to utilize our cash flow effectively.

Our interests in China will be subject to China’s rules and regulations on currency conversion. In particular, the initial capitalization and operating expenses of the VIE (CBMG Shanghai) are funded by our WFOE, Cellular Biomedicine Group Ltd. (Wuxi). In China, the State Administration for Foreign Exchange (the “SAFE”), regulates the conversion of the Chinese Renminbi into foreign currencies and the conversion of foreign currencies into Chinese Renminbi. Currently, foreign investment enterprises are required to apply to the SAFE for Foreign Exchange Registration Certificates, or IC Cards of Enterprises with Foreign Investment. Foreign investment enterprises holding such registration certificates, which must be renewed annually, are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investments, loans, and securities, require approval of the SAFE. According to the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises promulgated on August 29, 2008, or the SAFE Notice 142, to apply to a bank for settlement of foreign currency capital, a foreign invested enterprise shall submit the documents certifying the uses of the RMB funds from the settlement of foreign currency capital and a detailed checklist on use of the RMB funds from the last settlement of foreign currency capital. It is stipulated that only if the funds for the settlement of foreign currency capital are of an amount not more than US$50,000 and are to be used for enterprise reserve, the above documents may be exempted by the bank. This SAFE Notice 142, along with the recent practice of Chinese banks of restricting foreign currency conversion for fear of “hot money” going into China, limits and may continue to limit our ability to channel funds to the VIE entities for their operation. There can be no assurance that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Chinese currency. Future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of China, which could materially adversely affect our business and operating results.

Fluctuations in the value of the Renminbi relative to the U.S. dollar could affect our operating results.

We prepare our financial statements in U.S. dollars, while our underlying businesses operate in two currencies, U.S. dollars and Chinese Renminbi. It is anticipated that our Chinese operations will conduct their operations primarily in Renminbi and our U.S. operations will conduct their operations in dollars. At the present time, we do not expect to have significant cross currency transactions that will be at risk to foreign currency exchange rates. Nevertheless, the conversion of financial information using a functional currency of Renminbi will be subject to risks related to foreign currency exchange rate fluctuations. The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions and supply and demand in local markets. As we have significant operations in China, and will rely principally on revenues earned in China, any significant revaluation of the Renminbi could materially and adversely affect our financial results. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

CFDA’s regulations may limit our ability to develop, license, manufacture and market our products and services.

Some or all of our operations in China will be subject to oversight and regulation by the CFDA and MOH. Government regulations, among other things, cover the inspection of and controls over testing, manufacturing, safety and environmental considerations, efficacy, labeling, advertising, promotion, record keeping and sale and distribution of pharmaceutical products. Such government regulations may increase our costs and prevent or delay the licensing, manufacturing and marketing of any of our products or services. In the event we seek to license, manufacture, sell or distribute new products or services, we likely will need approvals from certain government agencies such as the future growth and profitability of any operations in China would be contingent on obtaining the requisite approvals. There can be no assurance that we will obtain such approvals.

In 2004, the CFDA implemented new guidelines for the licensing of pharmaceutical products. All existing manufacturers with licenses were required to apply for the Good Manufacturing Practices (“cGMP”) certifications. According to Good Manufacturing Practices for Pharmaceutical Products (revised edition 2010) , or the New GMP Rules promulgated by the Ministry of Health of the PRC on January 17, 2011 which became effective on March 1, 2011, all the newly constructed manufacturing facilities of drug manufacture enterprises in China shall comply with the requirements of the New GMP Rules, which are stricter than the original GMP standards.

In addition, delays, product recalls or failures to receive approval may be encountered based upon additional government regulation, legislative changes, administrative action or changes in governmental policy and interpretation applicable to the Chinese pharmaceutical industry. Our pharmaceutical activities also may subject us to government regulations with respect to product prices and other marketing and promotional related activities. Government regulations may substantially increase our costs for developing, licensing, manufacturing and marketing any products or services, which could have a material adverse effect on our business, operating results and financial condition.

The CFDA and other regulatory authorities in China have implemented a series of new punitive and stringent measures regarding the pharmaceuticals industry to redress certain past misconducts in the industry and certain deficiencies in public health reform policies. Given the nature and extent of such new enforcement measures, the aggressive manner in which such enforcement is being conducted and the fact that newly-constituted local level branches are encouraged to issue such punishments and fines, there is the possibility of large scale and significant penalties being levied on manufacturers. These new measures may include fines, restriction and suspension of operations and marketing and other unspecified penalties. This new regulatory environment has added significantly to the risks of our businesses in China and may have a material adverse effect on our business, operating results and financial condition.

Some of the laws and regulations governing our business in China are vague and subject to risks of interpretation.

Some of the PRC laws and regulations governing our business operations in China are vague and their official interpretation and enforcement may involve substantial uncertainty. These include, but are not limited to, laws and regulations governing our business and the enforcement and performance of our contractual arrangements in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Despite their uncertainty, we will be required to comply.

New laws and regulations that affect existing and proposed businesses may be applied retroactively. Accordingly, the effectiveness of newly enacted laws, regulations or amendments may not be clear. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

In addition, pursuant to China’s Administrative Measures on the Foreign Investment in Commercial Sector, foreign enterprises are permitted to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China subject to the implementation of relevant regulations. However, no specific regulations in this regard have been promulgated to date, which creates uncertainty. If specific regulations are not promulgated, or if any promulgated regulations contain clauses that cause an adverse impact to our operations in China, then our business, operating results and financial condition could be materially and adversely affected.

The laws and regulations governing the therapeutic use of stem cells in China are evolving. New PRC laws and regulations may impose conditions or requirements which could materially and adversely affect our business.

As the cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the cell therapy industry. There is no way to predict the content or scope of future Chinese regulation. There can be no assurance that the PRC government authorities will not issue new laws or regulations that impose conditions or requirements with which we cannot comply. Noncompliance could materially and adversely affect our business, results of operations and financial condition.

The PRC government does not permit direct foreign investment in stem cell research and development businesses. Accordingly, we operate these businesses through local companies with which we have contractual relationships but in which we do not have direct equity ownership.

PRC regulations prevent foreign companies from directly engaging in stem cell-related research, development and commercial applications in China. Therefore, to perform these activities, we conduct much of our biomedicine business operations in China through a domestic variable interest entity, or VIE, a Chinese domestic company controlled by the Chinese employees of the Company. Our contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, the VIE could fail to take actions required for our business or fail to conduct business in the manner we desire despite their contractual obligation to do so. These companies are able to transact business with parties not affiliated with us. If these companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot be certain that the individual equity owners of the VIE would always act in our best interests, especially if they have no other relationship with us.

Although other foreign companies have used VIE structures similar to ours and such arrangements are not uncommon in connection with business operations of foreign companies in China in industry sectors in which foreign direct investments are limited or prohibited, recently there has been greater scrutiny by the business community of the VIE structure and, additionally, the application of a VIE structure to control companies in a sector in which foreign direct investment is specifically prohibited carries increased risks.

In addition, the Ministry of Commerce (“MOFCOM”), promulgated the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors in August 2011, or the MOFCOM Security Review Rules, to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or Circular No. 6. The MOFCOM Security Review Rules came into effect on September 1, 2011 and replaced the Interim Provisions of the Ministry of Commerce on Matters Relating to the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM in March 2011. According to these circulars and rules, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises having “national security” concerns. In addition, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review, the MOFCOM will look into the substance and actual impact of the transaction. The MOFCOM Security Review Rules further prohibit foreign investors from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that our business falls into the scope subject to the security review, and there is no requirement for foreign investors in those mergers and acquisitions transactions already completed prior to the promulgation of Circular No. 6 to submit such transactions to MOFCOM for security review. The enactment of the MOFCOM National Security Review Rules specifically prohibits circumvention of the rules through VIE arrangement in the area of foreign investment in business of national security concern. Although we believe that our business, judging from its scale, should not cause any concern for national security review at its current state, there is no assurance that MOFCOM would not apply the same concept of anti-circumvention in the future to foreign investment in prohibited areas through VIE structure, the same way that our investment in China was structured.

Our relationship with our controlled VIE entity, CBMG Shanghai, through the VIE agreements, is subject to various operational and legal risks.

Management believes current record holders of the VIE’s registered capital, Messrs. Chen Mingzhe and Wei Cao, have no interest in acting contrary to the VIE agreements.  However, if Messrs. Chen or Cao as shareholders of the VIE entity were to reduce or eliminate their ownership of the registered capital of the VIE entity, or if Mr. Cao ceases to serve as a director and/or officer of the other CBMG entities, their interests may diverge from that of CBMG and they may seek to act in a manner contrary to the VIE agreements (for example by controlling the VIE entity in such a way that is inconsistent with the directives of CBMG management and the board; or causing non-payment by the VIE entity of services fees).  If such circumstances were to occur the WFOE would have to assert control rights through the powers of attorney and other VIE agreements, which would require legal action through the PRC judicial system.  We believe based on the advice of local counsel that the VIE agreements are valid and in compliance with PRC laws presently in effect. However, there is a risk that the enforcement of these agreements may involve more extensive procedures and costs to enforce, in comparison to direct equity ownership of the VIE entity. Notwithstanding the foregoing, if the applicable PRC laws were to change or are interpreted by authorities in the future in a manner which challenges or renders the VIE agreements ineffective, the WFOE’s ability to control and obtain all benefits (economic or otherwise) of ownership of the VIE entity could be impaired or eliminated.   In the event of such future changes or new interpretations of PRC law, in an effort to substantially preserve our rights we may have to either amend our VIE agreements or enter into alternative arrangements which comply with PRC laws as interpreted and then in effect.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. There can be no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt equity compensation plans for our directors and employees and other parties under PRC laws.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and may possibly prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

The labor contract law and its implementation regulations may increase our operating expenses and may materially and adversely affect our business, financial condition and results of operations.

As the PRC Labor Contract Law, or Labor Contract Law, and the Implementation Regulation for the PRC Labor Contract Law, or Implementation Regulation, have been enforced for only a relatively short period of time, substantial uncertainty remains as to its potential impact on our business, financial condition and results of operations. The implementation of the Labor Contract Law and the Implementation Regulation may increase our operating expenses, in particular our human resources costs and our administrative expenses. In addition, as the interpretation and implementation of these regulations are still evolving, we cannot assure you that our employment practices will at all times be deemed to be in full compliance with the law. In the event that we decide to significantly modify our employment or labor policy or practice, or reduce the number of our sales professionals, the labor contract law may limit our ability to effectuate the modifications or changes in the manner that we believe to be most cost-efficient or otherwise desirable, which could materially and adversely affect our business, financial condition and results of operations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.  In the event that we decide to significantly modify our employment or labor policy or practice, or reduce our professional staff, the labor contract law may limit our ability to effectuate the modifications or changes in the manner that we believe to be most cost-efficient or otherwise desirable, which could materially and adversely affect our business, financial condition and results of operations.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over trade, economic and other policy issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our and our clients' ability to access U.S. capital markets.

PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary.

We may transfer funds to our PRC subsidiary or finance our PRC subsidiary by means of shareholder loans or capital contributions upon completion of this offering. Any loans from us to our PRC subsidiary, which is a foreign-invested enterprise, cannot exceed statutory limits based on the difference between the registered capital and the investment amount of such subsidiary, and shall be registered with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Any capital contributions we make to our PRC subsidiary shall be approved by the Ministry of Commerce or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital contributions to our PRC subsidiary in a timely manner may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In addition, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in China. Foreign-invested companies may not change how they use such capital without SAFE’s approval, and may not in any case use such capital to repay RMB loans if proceeds of such loans have not been utilized. Violations of these regulations may result in severe penalties. See “PRC Regulation—Regulations on Foreign Exchange.” Also, the Circular on Issuers concerning Strengthening the Administration of Foreign Exchange Business, which was promulgated by SAFE in 2010, requires banks and local counterparts of SAFE to examine closely the authenticity of the settlement of net proceeds from offshore offerings and whether the net proceeds are settled in the manner described in offering documents. These regulations may significantly limit our ability to transfer the net proceeds from this offering and subsequent offerings or financings to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in China.

We may be subject to penalties, including restriction on our ability to inject capital into our PRC subsidiary and our PRC subsidiary’s ability to distribute profits to us, if our PRC resident shareholders beneficial owners fail to comply with relevant PRC foreign exchange rules.

The Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Offshore Special Purpose Vehicles, often known as Circular 75, was issued by SAFE in 2005. Circular 75 requires PRC residents to register with the local SAFE branch in connection with their establishment or control of any offshore special purpose vehicle for the purpose of overseas equity financing involving a roundtrip investment whereby the offshore special purpose vehicle acquires or controls onshore assets or equity interests held by the PRC residents. In addition, such PRC residents must update their SAFE registrations when the offshore special purpose vehicle undergoes material events, including events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments or external guarantees. Subsequent regulations further clarified that PRC subsidiaries of an offshore company governed by the SAFE regulations are required to coordinate and supervise the completion of the SAFE registrations in a timely manner by the offshore holding company’s shareholders who are PRC residents. If these shareholders fail to comply, the PRC subsidiaries are required to report to the local SAFE branches and may be prohibited from making any distributions to the offshore special purpose company, and the offshore special purpose company may also be prohibited from making additional capital contribution to its subsidiaries in China.

We cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents have fully complied or will obtain or update any applicable registrations or have fully complied or will fully comply with other requirements required by Circular 75 or other related rules in a timely manner. For example, some of our PRC resident employees who participated in our 2011 Share Incentive Plan have excised their options. These shareholders have not completed their registration with SAFE or its local branch together with our PRC resident employees who participate in our share incentive plans. However, if SAFE or its local branch determine that the registrations under Circular 75 are necessary for these PRC resident shareholders, we cannot assure you that these PRC resident shareholders will successfully obtain SAFE registrations under Circular 75. The failure or inability of such individuals to comply with the registration requirement may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

We and/or our Hong Kong subsidiary may be classified as a “PRC resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

The Enterprise Income Tax Law provides that an enterprise established outside China whose “de facto management body” is located in China is considered a “PRC resident enterprise” and will generally be subject to the uniform 25% enterprise income tax on its global income. Under the implementation rules of the Enterprise Income Tax Law, “de facto management body” is defined as the organizational body which effectively manages and controls the production and business operation, personnel, accounting, properties and other aspects of operations of an enterprise.”

Pursuant to the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, issued by the State Administration of Taxation in 2009, a foreign enterprise controlled by PRC enterprises or PRC enterprise groups is considered a PRC resident enterprise if all of the following conditions are met: (i) the senior management and core management departments in charge of daily operations are located mainly within the PRC; (ii) financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) major assets, accounting books, company seals and minutes and files of board and shareholders’ meetings are located or kept within the PRC; and (iv) at least half of the enterprise’s directors with voting rights or senior management reside within the PRC. Although the notice states that these standards only apply to offshore enterprises that are controlled by PRC enterprises or PRC enterprise groups, such standards may reflect the general view of the State Administration of Taxation in determining the tax residence of foreign enterprises.

We believe that neither our company nor our Hong Kong subsidiary is a PRC resident enterprise because neither our company nor our Hong Kong subsidiary meets all of the conditions enumerated. For example, board and shareholders’ resolutions of our company and our Hong Kong subsidiary are adopted in Hong Kong and the minutes and related files are kept in Hong Kong. However, if the PRC tax authorities were to disagree with our position, our company and/or our Hong Kong subsidiary may be subject to PRC enterprise income tax reporting obligations and to a 25% enterprise income tax on our global taxable income, except for our income from dividends received from our PRC subsidiary, which may be exempt from PRC tax. If we and/or our Hong Kong subsidiary are treated as a PRC resident enterprise, the 25% enterprise income tax may adversely affect our ability to satisfy any of our cash needs.

In addition, if we were to be classified as a PRC “resident enterprise” for PRC enterprise income tax purpose, dividends we pay to our non-PRC enterprise shareholders and gains derived by our non-PRC shareholders from the sale of our shares and ADSs may be become subject to a 10% PRC withholding tax. In addition, future guidance may extend the withholding tax to dividends we pay to our non-PRC individual shareholders and gains derived by such shareholders from transferring our shares and ADSs. In addition to the uncertainty in how the new “resident enterprise” classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. If PRC income tax were imposed on gains realized through the transfer of our ADSs or ordinary shares or on dividends paid to our non-resident shareholders, the value of your investment in our ADSs or ordinary shares may be materially and adversely affected.

Any limitation on the ability of our PRC subsidiary to make payments to us, or the tax implications of making payments to us, could have a material adverse effect on our ability to conduct our business or our financial condition.

We are a holding company, and we rely principally on dividends and other distributions from our PRC subsidiary for our cash needs, including the funds necessary to pay dividends to our shareholders or service any debt we may incur. Current PRC regulations permit our PRC subsidiary to pay dividends only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after tax profits each year, if any, to fund certain statutory reserve funds until the aggregate amount of such reserve funds reaches 50% of its registered capital. Apart from these reserves, our PRC subsidiary may allocate a discretionary portion of its after-tax profits to staff welfare and bonus funds at its discretion. These reserves and funds are not distributable as cash dividends. Furthermore, if our PRC subsidiary incurs debt, the debt instruments may restrict its ability to pay dividends or make other payments to us. We cannot assure you that our PRC subsidiary will generate sufficient earnings and cash flows in the near future to pay dividends or otherwise distribute sufficient funds to enable us to meet our obligations, pay interest and expenses or declare dividends.

Distributions made by PRC companies to their offshore parents are generally subject to a 10% withholding tax under the Enterprise Income Tax Law. Pursuant to the Enterprise Income Tax Law and the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, the withholding tax rate on dividends paid by our PRC subsidiary to our Hong Kong subsidiary would generally be reduced to 5%, provided that our Hong Kong subsidiary is the beneficial owner of the PRC sourced income. Our PRC subsidiary has not obtained approval for a withholding tax rate of 5% from the local tax authority and does not plan to obtain such approval in the near future as we have not achieved profitability. However, the Notice on How to Understand and Determine the Beneficial Owners in a Tax Agreement, also known as Circular 601, promulgated by the State Administration of Taxation in 2009, provides guidance for determining whether a resident of a contracting state is the “beneficial owner” of an item of income under China’s tax treaties and similar arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. For this purpose, a conduit company is a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. Although our PRC subsidiary is wholly owned by our Hong Kong subsidiary, we will not be able to enjoy the 5% withholding tax rate with respect to any dividends or distributions made by our PRC subsidiary to its parent company in Hong Kong if our Hong Kong subsidiary is regarded as a “conduit company.”

In addition, if CBMG HK were deemed to be a PRC resident enterprise, then any dividends payable by CBMG HK to CBMG Delaware Corporation may become subject to PRC dividend withholding tax.

Restrictions on the remittance of RMB into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and the remittance of currency out of China. We receive substantially all of our revenues in RMB and substantially all of our cash inflows and outflows are denominated in RMB. Under our current corporate structure, our revenues are primarily derived from dividend payments from our subsidiary in China after it receives payments from the VIE under various service and other contractual arrangements. We may convert a portion of our revenues into other currencies to meet our foreign currency obligations, such as payments of dividends declared in respect of our ordinary shares, if any. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiary to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiary is allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including the U.S. shareholders.

Our financial condition and results of operations could be materially and adversely affected if recent value added tax reforms in the PRC become unfavorable to our PRC subsidiary or VIE.

In 2012, China introduced a value added tax, or VAT, to replace the previous 5% business tax. Our PRC subsidiary and the VIE have been subject to VAT at a base rate of 6% since September 1, 2012. The VIE’s subsidiary has been subject to VAT at a base rate of 6% since July 1, 2013. The rules related to VAT are still evolving and the timing of the promulgation of the final tax rules or related interpretation is uncertain. Our financial condition and results of operations could be materially and adversely affected if the interpretation and enforcement of these tax rules become materially unfavorable to our PRC subsidiary and VIE.

Failure to comply with PRC regulations regarding the registration requirements for stock ownership plans or stock option plans may subject PRC plan participants or us to fines and other legal or administrative sanctions.

Under SAFE regulations, PRC residents who participate in an employee stock ownership plan or stock option plan in an overseas publicly listed company are required to register with SAFE or its local branch and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of these participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise or sale of stock options. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes.

We and our PRC resident employees who participate in our share incentive plans are subject to these regulations as our company is publicly listed in the United States. The Company and our PRC resident option grantees have yet to complete compliance with these regulations. We or our PRC resident option grantees may be subject to fines and other legal or administrative sanctions. See “PRC Regulation—Regulations on Employee Stock Options Plans.”

Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.

The value of the RMB against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and China’s foreign exchange policies, among other things. On July 21, 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. The PRC government has allowed the RMB to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. In addition, there remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in further appreciation in the value of the RMB against the U.S. dollar. In 2015, due to the slow-down of China economic growth rate and environment, RMB depreciated against the U.S. dollar from third quarter.   Recently, the RMB depreciated over 6% in the past 12 months.

Our revenues and costs are mostly denominated in RMB, and a significant portion of our financial assets are also denominated in RMB, whereas our reporting currency is the U.S. dollar. Any significant depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position as reported in U.S. dollars. To the extent that we need to convert U.S. dollars we received from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

PRC laws and regulations establish more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

A number of PRC laws and regulations, including the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors adopted by six PRC regulatory agencies in 2006, or the M&A Rules, the Anti-monopoly Law, and the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the Ministry of Commerce in August 2011, or the Security Review Rules, have established procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time consuming and complex. These include requirements in some instances that the Ministry of Commerce be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the Ministry of Commerce be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review or security review.

The Security Review Rules were formulated to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, also known as Circular 6, which was promulgated in 2011. Under these rules, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises have “national security” concerns. In addition, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review, the Ministry of Commerce will look into the substance and actual impact of the transaction. The Security Review Rules further prohibits foreign investors from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions.

There is no requirement for foreign investors in those mergers and acquisitions transactions already completed prior to the promulgation of Circular 6 to submit such transactions to the Ministry of Commerce for security review. As we have already obtained the “de facto control” over our affiliated PRC entities prior to the effectiveness of these rules, we do not believe we are required to submit our existing contractual arrangements to the Ministry of Commerce for security review.

However, as these rules are relatively new and there is a lack of clear statutory interpretation on the implementation of the same, there is no assurance that the Ministry of Commerce will not apply these national security review-related rules to the acquisition of equity interest in our PRC subsidiary. If we are found to be in violation of the Security Review Rules and other PRC laws and regulations with respect to the merger and acquisition activities in China, or fail to obtain any of the required approvals, the relevant regulatory authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income, revoking our PRC subsidiary’s business or operating licenses, requiring us to restructure or unwind the relevant ownership structure or operations. Any of these actions could cause significant disruption to our business operations and may materially and adversely affect our business, financial condition and results of operations. Further, if the business of any target company that we plan to acquire falls into the ambit of security review, we may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on our business operations, our acquisition or restructuring strategy or the value of your investment in us.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation in December 2009 with retroactive effect from January 1, 2008, where a non-PRC resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas non-public holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate of less than 12.5% or (ii) does not impose income tax on foreign income of its residents, the non-PRC resident enterprise, being the transferor, must report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In 2011, the State Administration of Taxation released SAT Public Notice (2011) No. 24 to clarify several issues related to Circular 698. According to this notice, the term “effective tax” refers to the effective tax on the gain derived from disposition of the equity interests of an overseas holding company, and the term “does not impose income tax” refers to the cases where the gain derived from disposition of the equity interests of an overseas holding company is not subject to income tax in the jurisdiction where the overseas holding company is a resident.

There is uncertainty as to the application of Circular 698. For example, while the term “Indirect Transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or made any formal declaration as to the process and format for reporting an Indirect Transfer to the competent tax authority of the relevant PRC resident enterprise. In addition, there are no formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax. Circular 698 may be determined by the tax authorities to be applicable to previous investments by non-PRC resident investors in our company, if any of such transactions were determined by the tax authorities to lack reasonable commercial purpose. As a result, we and our existing non-PRC resident investors may be at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which may have a material adverse effect on our financial condition and results of operations or such non-PRC resident investors’ investments in us. We have conducted and may conduct acquisitions involving corporate structures, and historically our shares were transferred by certain then shareholders to our current shareholders. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance for the investigation of PRC tax authorities with respect thereto. Any PRC tax imposed on a transfer of our shares or any adjustment of such gains would cause us to incur additional costs and may have a negative impact on the value of your investment in us.

We face certain risks relating to the real properties that we lease.

We primarily lease office and manufacturing space from third parties for our operations in China. Any defects in lessors’ title to the leased properties may disrupt our use of our offices, which may in turn adversely affect our business operations. For example, certain buildings and the underlying land are not allowed to be used for industrial or commercial purposes without relevant authorities’ approval, and the lease of such buildings to companies like us may subject the lessor to pay premium fees to the PRC government. We cannot assure you that the lessor has obtained all or any of approvals from the relevant governmental authorities. In addition, some of our lessors have not provided us with documentation evidencing their title to the relevant leased properties. We cannot assure you that title to these properties we currently lease will not be challenged. In addition, we have not registered any of our lease agreements with relevant PRC governmental authorities as required by PRC law, and although failure to do so does not in itself invalidate the leases, we may not be able to defend these leases against bona fide third parties.

As of the date of this prospectus, we are not aware of any actions, claims or investigations being contemplated by government authorities with respect to the defects in our leased real properties or any challenges by third parties to our use of these properties. However, if third parties who purport to be property owners or beneficiaries of the mortgaged properties challenge our right to use the leased properties, we may not be able to protect our leasehold interest and may be ordered to vacate the affected premises, which could in turn materially and adversely affect our business and operating results.

Our significant deposits in certain banks in China may be at risk if these banks go bankrupt or otherwise do not have the liquidity to pay us during our deposit period.

As of December 31, 2015, we had approximately $15 million in cash and bank deposits, such as time deposits, with large domestic banks in China. Our remaining cash, cash equivalents and short-term investments were held by financial institutions in the United States and Hong Kong. The terms of these deposits are, in general, up to twelve months. Historically, deposits in Chinese banks were viewed as secure due to the state policy on protecting depositors’ interests. However, the new Bankruptcy Law that came into effect in 2007 contains an article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law, so the law contemplates the possibility that a Chinese bank may go bankrupt. In addition, foreign banks have been gradually permitted to operate in China since China’s accession to the World Trade Organization and have become strong competitors of Chinese banks in many respects, which may have increased the risk of bankruptcy or illiquidity for Chinese banks, including those in which we have deposits. In the event of bankruptcy or illiquidity of any one of the banks which holds our deposits, we are unlikely to claim our deposits back in full since we are unlikely to be classified as a secured creditor based on PRC laws.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board, and consequently investors may be deprived of the benefits of such inspection.

Our auditor, the independent registered public accounting firm that issued the audit reports included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and applicable professional standards. Our auditor is located in China and the PCAOB is currently unable to conduct inspections on auditors in China without the approval of the PRC authorities. Therefore, our auditor, like other independent registered public accounting firms operating in China, is currently not inspected by the PCAOB.

In May 2013, the PCAOB announced that it has entered into a Memorandum of Understanding (“MOU”) on Enforcement Cooperation with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance (the “MOF”).  The MOU establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in both countries’ respective jurisdictions.  More specifically, it provides a mechanism for the parties to request and receive from each other assistance in obtaining documents and information in furtherance of their investigative duties.  In addition to developing enforcement MOU, the PCAOB has been engaged in continuing discussions with the CSRC and MOF to permit joint inspections in China of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, and such deficiencies may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures, and to the extent that such inspections might have facilitated improvements in our auditor’s audit procedures and quality control procedures, investors may be deprived of such benefits.

RISKS RELATED TO OUR COMMON STOCK

If we fail to meet all applicable Nasdaq Global Market requirements and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, impair the value of your investment, adversely affect our ability to raise needed funds and subject us to additional trading restrictions and regulations.

On June 18, 2014, our common stock began trading on the Nasdaq Global Market. If we fail to satisfy the continued listing requirements of The NASDAQ Global Market, such as the corporate governance requirements or the minimum closing bid price requirement, The NASDAQ Stock Market (or NASDAQ) may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ's listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ's listing requirements.

If we fail to meet all applicable Nasdaq requirements and Nasdaq delists our securities from trading on its exchange, we expect our securities could be quoted on the Over-The-Counter Bulletin Board ("OTCBB") or the "pink sheets." If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●
a determination that our common stock is "penny stock" which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Furthermore, The National Securities Markets Improvement Act of 1996 ("NSMIA"), which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities." Because our common stock is listed on Nasdaq, they are covered securities for the purpose of NSMIA. If our securities were no longer listed on Nasdaq and therefore not "covered securities", we would be subject to regulation in each state in which we offer our securities.

We do not intend to pay cash dividends.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are declared, there is no assurance with respect to the amount of any such dividend.

Our operating history and lack of profits could lead to wide fluctuations in our share price. The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Common Stock registered hereunder. The proceeds from the exercise of any options issued or issuable under the plan will be used by the company for its operations. All expenses of the registration of the shares will be paid by the Company.

SELLING STOCKHOLDERS

This prospectus relates to the shares of our Common Stock that are being registered for reoffers and resale by selling stockholders who have acquired or may acquire shares pursuant to the Plan. Offers and sales by selling stockholders who are our employees, consultants and "affiliates" (as such term is defined in Rule 405 under the Securities Act) are also covered by this prospectus.

The selling stockholders are our current directors, officers and affiliates who have acquired or may acquire in the future shares of our Common Stock under the Plan. The selling stockholders may, from time to time, resell all, a portion or none of the shares of our Common Stock covered by this prospectus. The following table sets forth information as of May 6, 2016 with respect to ownership of our Common Stock by each selling stockholder whose identity is known as of the date of this prospectus. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them under this registration statement. The address for each selling stockholders listed below is c/o Cellular Biomedicine Group, Inc., 19925 Stevens Creek Blvd., Suite 100, Cupertino, California 95014.

Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name	Position, Office or Other Material Relationship	Total Number of Shares of common stock Beneficially Owned (1)		Number of Shares to be Offered for the Account of the Selling Stockholder		Number of Shares to be Owned after this Offering (1)	Percentage to be Beneficially Owned after this Offering (1)
Wen Tao (Steve) Liu	Former Chairman of the Board, Director	235,520	(2)	22,444	(3)	213,076	1.51%
Wei (William) Cao	Former Chief Executive Officer, Former Director	244,508	(4)	44,891	(5)	199,617	1.41%
Andrew Chan	SVP, Legal	160,757	(6)	15,000	(7)	145,757	1.03%
Bizuo (Tony) Liu	Chief Executive Officer, Chief Financial Officer, Secretary and Director	318,800	(8)	218,800	(9)	100,000	*
Alan Au	Director	7,116	(10)	7,116	(11)	-	*
Terry A. Belmont	Chairman of the Board	8,761	(12)	8,761	(13)	-	*
David Bolocan	Director	18,107	(14)	8,107	(15)	10,000	*
Guotong Xu	Director	3,313	(16)	3,313	(17)	-	*
Nadir Patel	Director	5,946	(18)	5,946	(19)	-	*
Richard L. Wang	Chief Operating Officer	40,000	(20)	40,000	(21)	-	*
Yihong Yao	Chief Scientific Officer	35,500	(22)	35,000	(23)	500	*
Gerardus A. Hoogland	Director	-	(24)	-	(25)	-	*

TOTAL		1,078,328		409,378		668,950	4.61%
* Less than 1%

(1) Shares of common stock that a selling stockholder has a right to acquire pursuant to the exercise of options under the 2014 Plan are deemed to be outstanding for the purpose of computing the number and percentage of shares of common stock owned by such selling stockholder, but are not deemed to be outstanding for computing the percentage ownership of any other selling stockholder.

(2) Includes 22,444 options issued under the 2014 Plan which are being registered for reoffer and resale herein.

(3) Represents 22,444 options to purchase Common Stock under the 2014 Plan, of which 14,027 are currently vested as of May 6, 2016.

(4) Includes 44,891 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 90,000 options to purchase Common Stock granted pursuant to the 2011 Plan and 32,500 options to purchase Common Stock granted pursuant to the 2013 Plan, which are all currently vested as of May 6, 2016.

(5) Represents 44,891 vested options to purchase Common Stock under the 2014 Plan as of May 6, 2016.

(6) Includes 15,000 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 38,880 options to purchase Common Stock granted pursuant to the 2011 Plan and 37,904 options to purchase Common Stock granted pursuant to the 2013 Plan , of which 38,880 and 25,774 options are currently vested as of May 6, 2016 respectively.

(7) Represents 15,000 options to purchase Common Stock under the 2014 Plan, of which 4,500, 4,500 and 6,000 options are vested on April 8, 2017, February 7, 2018 and February 7, 2019 respectively.

(8) Includes 218,800 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 5,300 options to purchase Common Stock under the 2011 Plan and 255,000 options to purchase Common Stock granted pursuant to the 2013 Plan, of which 5,300 and are 198,334 are currently vested as of May 6, 2016.

(9) Represents 218,800 options to purchase Common Stock under the 2014 Plan, of which 54,267 are currently vested as of May 6, 2016.

(10) Includes 7,116 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 4,000 options to purchase Common Stock granted pursuant to the 2013 Plan, which are all vested as of November 7, 2015.

(11) Represents 2,060 and 5,056 options to purchase Common Stock under the 2014 Plan, which will vest as of November 6, 2016 and November 8, 2016, respectively.

(12) Includes 8,761 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 7,000 options to purchase Common Stock granted pursuant to the 2013 Plan, which are all vested as of May 6, 2016.

(13) Represents 8,761 options to purchase Common Stock under the 2014 Plan, which will vest as of November 8, 2016.

(14) Includes 8,107 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 14,000 options to purchase Common Stock granted pursuant to the 2013 Plan, which are all vested as of May 6, 2016.

(15) Represents 8,107 options to purchase Common Stock under the 2014 Plan, which will vest as of November 8, 2016.

(16) Includes 3,313 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 2,000 options to purchase Common Stock granted pursuant to the 2013 Plan, which are all vested as of May 6, 2016.

(17) Represents 3,313 options to purchase Common Stock under the 2014 Plan, which will vest as of November 8, 2016.

(18) Includes 5,946 options issued under the 2014 Plan which are being registered for reoffer and resale herein. Does not include 12,000 options to purchase Common Stock granted pursuant to the 2013 Plan, which are all vested as of May 6, 2016.

(19) Represents 5,946 options to purchase Common Stock under the 2014 Plan, which will vest as of November 8, 2016.

(20) Includes 40,000 options issued under the 2014 Plan which are being registered for reoffer and resale herein.

(21) Represents i) 30,000 options to purchase Common Stock under the 2014 Plan, which are vested over a period of 3 year installments of 30%, 30% and 40% commencing from May 18, 2016; ii) 10,000 options to purchase Common Stock under the 2014 Plan, which will vest over a period of 3 year installments of 30%, 30% and 40% commencing from April 8, 2017.

(22) Includes 500 restricted stock and 35,000 options issued under the 2014 Plan which are being registered for reoffer and resale herein.

(23) Represents i) 25,000 options to purchase Common Stock under the 2014 Plan, which will vest over a period of 3 year installments of 30%, 30% and 40% commencing from August 4, 2016; ii) 10,000 options to purchase Common Stock under the 2014 Plan, which are vested over a period of 3 year installments of 30%, 30% and 40% commencing from April 8, 2017.

(24) Mr. Hoogland was nominated to the Board pursuant to the terms of an advisory agreement with Healthcrest AG dated August 23, 2013. Mr. Hoogland is chief executive officer of Healthcrest. Healthcrest is 100% owned by Jacesa Investments Ltd, which is 100% owned by Rosetrust Nominees Ltd. Howard Rosen controls Rosetrust Nominees Ltd. In addition to the 5,300 outstanding options issued under 2013 Plan held directly by Mr. Hoogland, Healthcrest and its affiliates beneficially own an aggregate of 393,932 shares of CBMG common stock, of which 119,000 shares are held in Healthcrest’s name. Except for the options issued as compensation for services as a director of CBMG, Mr. Hoogland disclaims beneficial ownership of all of the CBMG shares attributed to Healthcrest and its affiliates.

(25) Does not include 5,300 options to purchase Common Stock granted pursuant to the 2013 Plan, which will vest over a period of 3 year installments of 30%, 30% and 40% commencing from December 9, 2014.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “selling stockholder” means and includes:

●	the persons identified in the table above as the selling stockholders;

●	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the Plan; and

●
any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our Common Stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our Common Stock offered by this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Common Stock offered hereby. The distribution of the Common Stock by the selling stockholders may be effected: in one or more transactions that may take place on the NASDAQ or any other stock exchange (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq or any other stock exchange; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our Common Stock.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Common Stock. The broker-dealer may then resell or otherwise transfer such shares of Common Stock pursuant to this prospectus.

The selling stockholders also may lend or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may sell the shares of Common Stock so lent, or upon a default the broker-dealer may sell the pledged shares of Common Stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock the selling stockholders.

Although the shares of Common Stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Common Stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation there under.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated there under, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock offered pursuant to this prospectus. We have agreed to indemnify certain of the selling security holders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the selling stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2015 and for the year then ended and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2014 and for the years ended December 31, 2014 and 2013 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC on March 14, 2016;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 as filed with the SEC on May 9, 2016;

●
our Current Reports on Form 8-K and/or their amendments as filed with the SEC on January 11, 2016, January 12, 2016, January 28, 2016, February 10, 2016, April 15, 2016, April 30, 2016, May 5, 2016 and May 25, 2016; and

●
the description of our Common Stock contained in our Form 8-A filed with the SEC on June 13, 2014, and as it may be further amended from time to time, under the caption “Item 1. Description of Registrant’s Securities to be Registered.”

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act with respect to the shares of our Common Stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to our Common Stock and us, you should refer to the registration statement, its exhibits and the materials incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as exhibits to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 233 Broadway, New York, New York 10279. Copies of those filings can be obtained from the Commission's Public Reference Section, Judiciary Plaza, 100 F Fifth Street, N.E., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law. Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law.

However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our Common Stock. These purchasers will purchase our Common Stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Cellular Biomedicine Group, Inc.

1,200,000 shares
Common Stock

PROSPECTUS

May 27, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

Cellular Biomedicine Group, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

●	our Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC on March 14, 2016;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 as filed with the SEC on May 9, 2016;

●
our Current Reports on Form 8-K and/or their amendments as filed with the SEC on January 11, 2016, January 12, 2016, January 28, 2016, February 10, 2016, April 15, 2016, April 30, 2016, May 5, 2016 and May 25, 2016; and

●
the description of our Common Stock contained in our Form 8-A filed with the SEC on June 13, 2014, and as it may be further amended from time to time, under the caption “Item 1. Description of Registrant’s Securities to be Registered.”

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby will be passed upon by Ellenoff Grossman & Schole LLP, counsel to the Registrant.

Item 6.	Indemnification of Officers and Directors.

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law.  Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

All shares of Common Stock registered hereunder for reoffer or resale have been or will be issued to our employees and consultants pursuant to the Plan and a restrictive legend is placed on the certificates for the shares of Common Stock purchased and transfer stops are placed against such certificates. Such shares may only be reoffered and sold pursuant to registration under the Securities Act or pursuant to an applicable exemption under the Securities Act. As a result, such offers and sales are exempt from the registration requirements of the Securities Act pursuant to the provisions of Section 4(a)(2) of the Securities Act.

Item 8.	Exhibits.

Number	Description
5.1	Opinion of Ellenoff Grossman & Schole LLP (*)
23.1	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1) (*)
23.2	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP (*)
23.3	Consent of BDO USA, LLP (*)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
99.1	Cellular Biomedicine Group, Inc. 2014 Stock Incentive Plan (1)
 __________
*	Filed herewith
(1)	Incorporated by reference filed with the Schedule 14A filed with the SEC on September 23, 2014 (File No. 001-36498)

Item 9.	Undertakings.

(a)     The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on May 27, 2016.

Cellular Biomedicine Group, Inc.

By:	/s/ Bizuo (Tony) Liu
Name: Bizuo (Tony) Liu
Title: Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Terry Belmont and Bizuo (Tony) Liu, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terry Belmont	Chairman of the Board	May 27, 2016
Terry Belmont

/s/ Bizuo (Tony) Liu	Chief Executive Officer, Chief Financial Officer, Secretary and Director	May 27, 2016
Bizuo (Tony) Liu	(Principal Executive and Financial Officer)

/s/ Alan Au	Director	May 27, 2016
Alan Au

/s/ David Bolocan	Director	May 27, 2016
David Bolocan

/s/ Gerardus A. Hoogland	Director	May 27, 2016
Gerardus A. Hoogland

/s/ Wen Tao (Steve) Liu	Director	May 27, 2016
Wen Tao (Steve) Liu

/s/ Nadir Patel	Director	May 27, 2016
Nadir Patel

/s/ Guotong Xu	Director	May 27, 2016
Guotong Xu

INDEX TO EXHIBITS

Number	Description
5.1	Opinion of Ellenoff Grossman & Schole LLP (*)
23.1	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1) (*)
23.2	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP (*)
23.3	Consent of BDO USA, LLP (*)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
99.1	Cellular Biomedicine Group, Inc. 2014 Stock Incentive Plan (1)
 __________
*	Filed herewith
(1)	Incorporated by reference filed with the Schedule 14A filed with the Securities and Exchange Commission on September 23, 2014 (File No. 001-36498)